Exhibit 10.3
LEAF EQUIPMENT FINANCE FUND 4, L.P.
RECEIVABLES LOAN AND SECURITY AGREEMENT

Exhibit 10.3
[incorporates First Amendment, dated as
of December 21, 2006, Second Amendment,
dated as of February 28, 2007, Third
Amendment, dated as of September 28, 2007,
Fourth Amendment, dated as of December 27, 2007,
Consent to Receivables Loan and Security Agreement
and Custodial Agreement, dated May 9, 2008,
Fifth Amendment, dated as of May 23, 2008 and
Sixth Amendment, dated as of November 13, 2008]

U.S. $250,000,000
RECEIVABLES LOAN AND SECURITY AGREEMENT
Dated as of October 31, 2006
Among
RESOURCE CAPITAL FUNDING II, LLC,
as the Borrower
and
LEAF FINANCIAL CORPORATION,
as the Servicer
and
MORGAN STANLEY BANK,
as a Lender and Collateral Agent
and
U.S. BANK NATIONAL ASSOCIATION,
as the Custodian and the Lender’s Bank
and
LYON FINANCIAL SERVICES, INC. (D/B/A U.S. BANK PORTFOLIO SERVICES),
as the Backup Servicer

          This RECEIVABLES LOAN AND SECURITY AGREEMENT is made as of October 31, 2006, among:
          (1) RESOURCE CAPITAL FUNDING II, LLC, a Delaware limited liability company (the “Borrower”);
          (2) LEAF FINANCIAL CORPORATION, a Delaware corporation (“LEAF Financial” or the “initial Servicer”), as the Servicer (as defined herein);
          (3) MORGAN STANLEY BANK (“Morgan Stanley”), as a Lender and Collateral Agent (as defined herein);
          (4) U.S. BANK NATIONAL ASSOCIATION, as the Custodian and the Lender’s Bank (as each such term is defined herein); and
          (5) LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation, as the Backup Servicer (as defined herein).
          IT IS AGREED as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.01 Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
          (b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accountants’ Report” has the meaning assigned to that term in Section 6.11(b).
          “Active Backup Servicer’s Fee” means, for any Fee Period or portion thereof after the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the greater of (i) the Active Backup Servicing Fee Rate, multiplied by the Net Eligible Receivables Balance as of the first day of such Fee Period, multiplied by a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360, and (ii) $5,000. The Active Backup Servicer’s Fees shall also include reasonable out-of-pocket expenses incurred by the Backup Servicer in performing its duties as Servicer.
          “Active Backup Servicing Fee Rate” means 1.00%.
          “Active Backup Servicer’s Indemnified Amounts” has the meaning assigned to that term in Section 6.09.
          “Adjusted Eurodollar Rate” means, (i) on and prior to November 23, 2008, with respect to any Interest Period for any Loan allocated to such Interest Period, an interest rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate Margin and (ii) an interest rate per annum equal to the average of the interest rates per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) reported during such Interest Period on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in the Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by such Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate), and (ii) thereafter, with respect to each other

Interest Period for any Loan allocated to such Interest Period, an interest rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate Margin and (ii) an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) reported on the date that is two (2) Business Days prior to the end of the immediately preceding Interest Period on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in the Lender’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by such Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).
          “Adjusted Eurodollar Rate Margin” has the meaning ascribed thereto in the Fee Letter.
          “Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with (i) respect to the Pledged Assets, any lien, security interest, charge, encumbrance or other right or claim in favor of the Collateral Agent or (ii) any Permitted Lien.
          “Affected Party” has the meaning assigned to that term in Section 2.09.
          “Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Agreement” means this Receivables Loan and Security Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter in accordance with its terms.
          “Allonge” means an allonge in the form attached hereto as Exhibit G.
          “Amortized Equipment Cost” means, as of any date of determination, (i) for any Pool A Receivable, the net investment with respect to such Pool A Receivables, where “net investment” means (a) the present value of the remaining Scheduled Payments under the related Contract, discounted at the rate at which the present value of all Scheduled Payments under the related Contract, including any Balloon Payment or Put Payment, equals the original equipment cost related to such Receivable, plus (b) the associated amortized indirect costs related to the applicable equipment, amortized using the interest method over the life of the related Contract and (ii) for any Pool B Receivable, the net investment with respect to such Pool B Receivable, where “net investment” means (a) the sum of the present values of the remaining Underlying Scheduled Payments under each related Eligible Underlying Contract, discounted at the rate at which the present value of all scheduled payments under such Eligible Underlying Contract, including any Balloon Payment or Put Payment, equals the original equipment cost related to such Eligible Underlying Contract, plus (b) the associated amortized indirect costs related to the applicable equipment, amortized using the interest method over the life of the related Underlying Contract.
          “Annualized Default Rate” means, as of any date of determination after the end of the first Collection Period following the date hereof, an amount (expressed as a percentage) equal to (i) the product of (A) the aggregate Discounted Balances of all Pledged Receivables which were Eligible Receivables at the time of their Pledge hereunder and which became Defaulted Receivables during the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods and (B) 2 (if six or more Collection Periods have occurred since the date hereof), 2.4 (if five Collection Periods have occurred since the date hereof), 3 (if four Collection Periods have occurred since the date hereof), 4 (if three Collection Periods have occurred since the date hereof), 6 (if two Collection Periods have occurred since the date hereof) or 12 (if one Collection Period has occurred since the date hereof) divided by (ii) the average Eligible Receivables Balance as of the first Business Day of each of the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods.

          “Annualized Net Loss Rate” means, as of any date of determination after the end of the first Collection Period following the date hereof, an amount (expressed as a percentage) equal to (i) the product of (A) (x) the aggregate Discounted Balances of all Pledged Receivables which were Eligible Receivables at the time of their Pledge hereunder and which became Defaulted Receivables during the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods minus (y) Recoveries received during the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods and (B) 2 (if six or more Collection Periods have occurred since the date hereof), 2.4 (if five Collection Periods have occurred since the date hereof), 3 (if four Collection Periods have occurred since the date hereof), 4 (if three Collection Periods have occurred since the date hereof), 6 (if two Collection Periods have occurred since the date hereof) or 12 (if one Collection Period has occurred since the date hereof) divided by (ii) the Eligible Receivables Balance as of the first Business Day of the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods.
          “Applicable Date” has the meaning set forth in definition of Pool B Annualized Net Loss Rate.
          “Approved Lienholder” means any Person that (i) has entered into a Nominee Lienholder Agreement, a copy of which has been delivered by the Collateral Agent to the Custodian and (ii) appears on the list of approved lienholders provided by LEAF Financial Corporation to the Custodian from time to time.
          “Assigned Documents” has the meaning assigned to that term in Section 2.10.
          “Assignment” has the meaning set forth in the Purchase and Sale Agreement.
          “Assignment and Acceptance” has the meaning assigned to that term in Section 9.04.
          “Available Funds” has the meaning assigned to that term in Section 2.04(c).
          “Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) or any successor Backup Servicer appointed by the Lender pursuant to Section 6.13.
          “Backup Servicer Delivery Date” has the meaning assigned to that term in Section 6.10(d).
          “Balloon Payment” means a payment due, or which may be required, at the end of the term of a Contract or Underlying Contract (which constitutes a loan) equal to the principal amount under such Contract or Underlying Contract which remains outstanding after the payment of all regular scheduled payments of principal during the term of such Contract or Underlying Contract.
          “Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.
          “Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:
          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
          “Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the arithmetic average of the rates of interest publicly announced by JPMorgan Chase Bank and Citibank, N.A. (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank’s “base” or other rate determined by the Lender to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Lender shall, during such period, determine the Base Rate based upon the prime commercial lending (or equivalent) rates announced publicly by the other such bank or, if each such bank ceases to announce publicly its prime commercial lending (or equivalent) rate, based upon the prime commercial lending (or equivalent) rate or rates announced publicly by one or more other banks selected by the Lender. The prime commercial lending (or equivalent) rates used in computing the Base Rate are not intended to be the lowest rates of interest charged by such banks in connection with extensions of credit to debtors. The Base Rate shall change as and when such banks’ prime commercial lending (or equivalent) rates change.
          “Borrower” has the meaning assigned to that term in the preamble hereto.
          “Borrower Pension Plan” means a “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA and to which the Borrower or any ERISA Affiliate of Borrower may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
          “Borrowing” means a borrowing of Loans under this Agreement.
          “Borrowing Base” means, at any time, the sum of the Pool A Borrowing Base plus the Pool B Borrowing Base at such time.
          “Borrowing Base Certificate” means a report, in substantially the form of Exhibit A, prepared by the Borrower (or the initial Servicer on its behalf) for the benefit of Lender pursuant to Section 6.10(c).
          “Borrowing Base Deficiency” means, at any time, that the Borrowing Base is less than the Facility Amount, an amount equal to the amount of such deficiency.
          “Borrowing Base Surplus” means, at any time, that the Borrowing Base exceeds the Facility Amount, an amount equal to the amount of such excess.
          “Borrowing Date” means, with respect to any Borrowing, the date on which such Borrowing is funded, which date, other than in the case of the initial Borrowing, shall be a Subsequent Borrowing Date.
          “Borrowing Limit” means $250,000,000, as such amount may be increased pursuant to Section 2.16; provided, however, that at all times, on or after the Program Termination Date, the Borrowing Limit shall mean the aggregate outstanding principal balance of the Loans.
          “Breakage Fee” means, for Loans allocated to any Interest Period during which such Loans are repaid (in whole or in part) prior to the end of such Interest Period, the breakage costs, if any, related to such repayment plus the amount, if any, by which (i) interest (calculated without taking into account any Breakage Fee), which would have accrued on the amount of the payment of such Loans during such Interest Period (as so computed) if such payment had not been made, as the case may be, exceeds (ii) the sum of (A) interest actually received by the Lender in respect of such Loans for such Interest Period and, if applicable, (B) the income, if any, received by the Lender from the Lender’s investing the proceeds of such payments on such Loans.
          “Business Day” means a day of the year other than a Saturday or a Sunday or any other day on which banks are authorized or required to close in New York City, St. Paul, Minnesota or Salt Lake City, Utah; provided, that, if any determination of a Business Day shall relate to a Loan bearing interest at the Adjusted Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Calculated Swap Amortizing Balance” means, with respect to a Qualifying Interest Rate Swap and as of any date of determination, the projected scheduled amortizing balance of the Pledged Receivables which were Pledged during the period ending on the Remittance Date on which such Qualifying Interest Rate Swap became effective and beginning on the day following the immediately preceding Remittance Date, determined by the Servicer and accepted by the Lender based upon the Discounted Balance of such Pledged Receivables as of such date of determination, adjusted for prepayments using an absolute prepayment speed which, in the judgment of the Lender, is consistent with the speed with which the Pledged Receivables have prepaid in the past.
          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, participations or other equivalents of or interest in equity (however designated) of such Person.
          “Cash Reserve” means any amount paid to the Originator, the Servicer or the Borrower by an Obligor that is an Underlying Originator as a cash reserve which may be drawn upon if amounts due under the related Underlying Originator Loan Contract are not paid when due (or by the end of any cure period related thereto), which has not previously been refunded to such Obligor or applied toward such Obligor’s obligations under such Underlying Originator Loan Contract.
          “Cash Reserve Account” has the meaning assigned to that term in Section 2.06.
          “Cash Reserve Account Agreement” means any Securities Account Agreement with respect to any Cash Reserve Account established by an Originator, among the Borrower, the Servicer, the Lender’s Bank and the Lender, in form and substance satisfactory to the parties thereto, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Certificate of Title” means with respect to a Vehicle, (i) if such Vehicle is registered in Florida, (x) to the extent the related Receivable has been originated by an Originator, an original certificate of title or (y) to the extent the related Receivable has been Originated by a Person other than an Originator, (A) an original certificate of title or (B) if the original certificate of title has been sent to the registered owner of such Vehicle, an original computer confirmation of lien, (ii) if such Vehicle is registered in Kansas, a true copy of the application for certificate of title and registration, (iii) if such Vehicle is registered in Kentucky, an original notice of lien, (iv) if such Vehicle is registered in Maryland, an original notice of security interest filing, (v) if such Vehicle is registered in Minnesota, an original lien card, (vi) if such Vehicle is registered in Missouri, an original notice of recorded lien, (vii) if such Vehicle is registered in Montana, a true copy of the application for certificate of title, (viii) if such Vehicle is registered in New York, an original notice of lien, (ix) if such Vehicle is registered in Oklahoma, an original, file-stamped lien entry form, (x) if such Vehicle is registered in Wisconsin, an original lien confirmation card or (xi) if such Vehicle is registered in any other State, an original certificate of title, in each case issued by the Registrar of Titles of the applicable State listing the lienholder of record with respect to such Vehicle (it being understood and agreed that solely for purposes of clauses (i) through (x) above (other than clauses (i)(x) and (i)(y)(A)), the “original” of any document required thereby shall consist of whatever documentation has been issued by the Registrar of Titles of the related State to the lienholder).
          “Change of Control” means that at any time (i) Owner shall own directly or indirectly less than 100% of all membership interests of the Borrower, (ii) Resource America shall own directly or indirectly less than 50.1% of all Capital Stock or voting power of the initial Servicer, (iii) the initial Servicer shall own directly or indirectly less than 80% of all Capital Stock or voting power of Originator and Owner, (iv) Resource America, Owner, the Originator or the Borrower merges or consolidates with any other Person without the prior written consent of the Lender, (v) the initial Servicer, the Owner or the Originator merges or consolidates with any other Person and the initial Servicer, the Owner or the Originator, as applicable, is not the surviving entity or (vi) either of Crit DeMent or Miles Herman is not employed in a senior management position at the initial Servicer, is not involved in the day-to-day operations of the initial Servicer or is not able to perform substantially all of his duties as an employee of the initial Servicer during any three month period and, in each case, has not been replaced by a person approved by the Lender in writing within 90 days of any such event.
          “Closing Date” means October 31, 2006.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Agent” means the Lender in its capacity as collateral agent on behalf of the Secured Parties.
          “Collateral Receipt” has the meaning assigned to that term in the Custodial Agreement.
          “Collection Account” means a special trust account (account number 106682000 at the Lender’s Bank) in the name of the Borrower and under the control of the Lender; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any taxes payable with respect to the Collection Account.
          “Collection Account Agreement” means that certain Collection Account Agreement, dated the date of this Agreement, among the Borrower, the Servicer, the Lender’s Bank and the Lender, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Collection Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all interest and Fees and all other Obligations have been paid in full, and the Lender shall have no further obligation to make any additional Loans.
          “Collection Period” means, (i) with respect to any Remittance Date (including the initial Remittance Date), the period beginning on, and including, the first day of the most recently ended calendar month and ending on, and including, the last day of the most recently ended calendar month; provided, that the final Collection Period shall begin on, and include, the first day of the then current calendar month and shall end on the Collection Date and (ii) in any context other than with respect to any Remittance Date, a calendar month.
          “Collections” means, without duplication, with respect to any Pledged Receivable, all Scheduled Payments (and, in the case of a Pledged Pool B Receivable after a Pool B Termination Event has occurred with respect to the related Underlying Originator, all Underlying Scheduled Payments) related to such Receivable, all prepayments and related penalty payments with respect to the Contract (and any related Underlying Contract related to a Pledged Pool B Receivable after a Pool B Termination Event has occurred with respect to the related Underlying Originator) related to such Receivable, all overdue payments and related interest and penalty payments with respect to the Contract (and any related Underlying Contract related to a Pledged Pool B Receivable after a Pool B Termination Event has occurred with respect to the related Underlying Originator) related to such Receivable, all Guaranty Amounts, all Insurance Proceeds, all Servicing Charges, all proceeds under “buyout letters” or other prepayment/termination agreements and all Recoveries related to such Receivable, all amounts paid to the Borrower related to such Receivable pursuant to the terms of the Purchase and Sale Agreement, all amounts paid by the Servicer related to such Receivable in connection with its obligations under Section 6.20 hereof, and all other payments received with respect to the Contract (and, if applicable, Underlying Contract) related to such Receivable, all cash receipts and proceeds in respect of the Other Conveyed Property or Related Security (including, without limitation, the Obligor Collateral) related to such Receivable, any Servicer Advances related to such Receivable, and any amounts paid to the Borrower under or in connection with any Qualifying Interest Rate Swap or the hedging arrangements contemplated thereunder.
          “Commitment Percentage” has the meaning assigned to that term in Section 9.04(b).
          “Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by the Servicer on behalf of the Borrower, which provides information relating to the Receivables included in the Net Eligible Receivables Balance.
          “Contract” means a Pool A Contract or a Pool B Contract.

          “Credit and Collection Policy” means (i) collectively, the “Operations Policies & Procedures” memorandum, the “Limited Recourse Term Debt Facility” memorandum of the Servicer, and certain other items, as annexed hereto as Schedule IV as such policy may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement and (ii) with respect to any Servicer other than LEAF Financial, that Servicer’s collection policies for similar assets in effect from time to time.
          “Critical Defaults” has the meaning assigned to that term in Section 5.01(u) hereof.
          “Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof among the Servicer, the Borrower, the Lender and the Custodian, together with all instruments, documents and agreements executed in connection therewith, as such Custodial Agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.
          “Custodian” means U.S. Bank National Association (or a sub-custodian on its behalf) or any substitute Custodian appointed by the Lender pursuant to the Custodial Agreement.
          “Custodian’s Fee” means, for any Fee Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the aggregate fees listed in that certain “Schedule of Fees” letter dated October 19, 2006 between U.S. Bank National Association and Leaf Financial Corporation which relate to such Fee Period.
          “Debt” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by an Adverse Claim upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.
          “Default Funding Rate” means an interest rate per annum equal to 1.50% plus the Base Rate.
          “Defaulted Receivable” means, as of any date of determination, any Pledged Receivable:
(i)	with respect to which any part of any Scheduled Payment, or any tax-related payment, owed by the applicable Obligor under the terms of the related Contract remains unpaid for more than 120 days after the due date therefor set forth in such Contract;
(ii)	with respect to which the first or second Scheduled Payment is not paid in full when due under the related Contract;
(iii)	with respect to which any payment or other material terms of the related Contract have been modified due to credit related reasons after such Contract was acquired by the Borrower pursuant to the Purchase and Sale Agreement;
(iv)	which has been or should be charged off as a result of the occurrence of a Bankruptcy Event with respect to the related Obligor or Underlying Obligor, if any, or which has been or should otherwise be deemed uncollectible by the Servicer, in each case, in accordance with the Credit and Collection Policy; or
(v)	with respect to which the Servicer has repossessed the related Equipment.

          “Delinquency Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to (i) the aggregate Discounted Balances of all Delinquent Receivables as of the last day of the immediately preceding Collection Period divided by (ii) the Net Eligible Receivables Balance as of such day.
          “Delinquent Receivable” means, as of any date of determination, any Pledged Receivable (other than a Defaulted Receivable) with respect to which any part of any Scheduled Payment (or other amount payable under the terms of the related Contract) remains unpaid for more than 60 days but not more than 120 days after the due date therefor set forth in such Contract.
          “Depository Institution” means a depository institution or trust company, incorporated under the laws of the United States or any State thereof, that is subject to supervision and examination by federal and/or State banking authorities.
          “Discount Rate” means, as of any date of determination, a percentage equal to the sum of (i) the Weighted Average Swapped Rate as of such date of determination, (ii) the Adjusted Eurodollar Rate Margin, (iii) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, the Servicing Fee Rate and the Standby Backup Servicing Fee Rate, (iv) at any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, the Active Backup Servicing Fee Rate and (vi) a rate per annum equal to 0.05%.
          “Discounted Balance” means, with respect to any Contract or Underlying Contract, as of any date of determination, the present value of the aggregate amount of Scheduled Payments or, in the case of an Underlying Contract, Underlying Scheduled Payments (including any Balloon Payment or Put Payment but, in any event, calculated without giving effect to any booked residual value with respect to any related Equipment) due or to become due under the terms of the related Contract or Underlying Contract after the Cut-Off Date applicable to the Receivable related thereto, which remain unpaid as of such date of determination, calculated by discounting such aggregate amount of such Scheduled Payments or, in the case of an Underlying Contract, such Underlying Scheduled Payments to such date of determination at an annual rate equal to the Discount Rate.
          “Discrepancy Procedure” has the meaning assigned to that term in the eighth paragraph of Section 6.13.
          “Dollar Purchase Option Contract” means a Contract or an Underlying Contract, as applicable, (i) in connection with which an agreement was executed which grants the related Obligor or Underlying Obligor, as applicable, a right to purchase the Equipment or Underlying Equipment leased under such Contract or Underlying Contract for $1.00 or other nominal consideration at the end of the initial term of such Contract or Underlying Contract or (ii) grants the related Obligor or Underlying Obligor, as applicable, a right to purchase the Equipment or Underlying Equipment leased under such Contract for $1.00 or other nominal consideration at the end of the initial term of such Contract.
          “Eligible Depository Institution” means a Depository Institution the short term unsecured senior indebtedness of which is rated at least Prime-1 by Moody’s, A-1 by S&P, and F1 by Fitch, if rated by Fitch.
          “Eligible Pool A Receivable” means, at any time, a Pledged Pool A Receivable with respect to which each of the representations and warranties regarding the Contract related to such Pledged Pool A Receivable contained in Schedule III-A hereto is true and correct at such time.
          “Eligible Pool A Receivables Balance” means, at any time, the aggregate Discounted Balances of all Eligible Pool A Receivables which are Pledged hereunder to secure Loans at such time.
          “Eligible Pool B Receivable” means, at any time, a Pledged Pool B Receivable with respect to which each of the representations and warranties regarding the Contract related to such Pledged Pool B Receivable contained in Schedule III-B hereto is true and correct at such time.
          “Eligible Pool B Receivables Balance” means, at any time, the aggregate Discounted Balances of all Eligible Pool B Receivables which are Pledged hereunder to secure Loans at such time.

          “Eligible Pool B Underlying Lease Contract” means, at any time, an Underlying Lease Contract with respect to which each of the representations and warranties contained in Schedule III-C hereto is true and correct at such time.
          “Eligible Pool B Underlying Loan Contract” means, at any time, an Underlying Loan Contract with respect to which each of the representations and warranties contained in Schedule III-C hereto is true and correct at such time.
          “Eligible Receivable” means, at any time, a Pledged Receivable which is an Eligible Pool A Receivable or an Eligible Pool B Receivable at such time.
          “Eligible Receivables Balance” means, at any time, the aggregate Discounted Balances of all Eligible Receivables which are Pledged hereunder to secure Loans at such time.
          “Eligible Underlying Contract” means an Eligible Pool B Underlying Lease Contract or Eligible Pool B Underlying Loan Contract.
          “Eligible Underlying Originator” means an Underlying Originator that has been approved by the initial Servicer in accordance with the Credit and Collection Policy.
          “Equipment” means the equipment or Vehicle (i) leased to an Obligor, or serving as collateral for a loan to an Obligor, under a Contract together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto or (ii) leased to an Underlying Obligor, or serving as collateral for a loan to an Underlying Obligor, under a Underlying Contract together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto.
          “Equipment Category” means any of the Equipment Categories set forth on Schedule V hereto, as such schedule may be updated from time to time by the Borrower with the consent of the Lender (which such consent shall not be unreasonably withheld).
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means a corporation, trade or business that is, along with any Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Internal Revenue Code of 1986, as amended, or section 4001 of ERISA.
          “Eurodollar Disruption Event” means any of the following: (i) a determination by the Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Loan, (ii) a determination by the Lender that the rate at which deposits of United States dollars are being offered in the London interbank market does not accurately reflect the cost to the Lender of making, funding or maintaining any Loan or (iii) the inability of the Lender to obtain United States dollars in the London interbank market to make, fund or maintain any Loan.
          “Eurodollar Index” means an index based upon an interest rate reported on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits.
          “Event of Default” has the meaning assigned to that term in Section 7.01.
          “Exception Sublimit Receivable” means a Pool A Receivable arising under a Lease Contract related to Equipment having an original cost of less than $100,000 as to which the original, executed Lease Contract has not been forwarded to the Custodian for inclusion in the related Receivable File.

          “Facility Amount” means, at any time, the sum of the aggregate Loans Outstanding hereunder bearing interest at the Interest Rate, plus accrued interest and Fees with respect to such amounts.
          “Facility Maturity Date” means the third anniversary of the date of this Agreement.
          “Fee Letter” has the meaning assigned to that term in Section 2.08(a).
          “Fee Period” means a period commencing on (and including) a Remittance Date and ending on (and including) the day prior to the next Remittance Date; provided, that, the initial Fee Period hereunder shall commence on (and include) the date hereof and end on (and include) December 22, 2006.
          “Fees” has the meaning assigned to that term in Section 2.08(a).
          “Fitch” means Fitch, Inc. (or its successors in interest).
          “FMV Contract” means a Contract or an Underlying Contract, as applicable, which (i) in connection with which any agreement was executed which grants the related Obligor or Underlying Obligor, as applicable, a right to purchase the Equipment or Underlying Equipment leased under such Contract or Underlying Contract for the fair market value thereof at the end of the initial term of such Contract or Underlying Contract or (ii) grants the related Obligor or Underlying Obligor, as applicable, a right to purchase the Equipment or Underlying Equipment leased under such Contract for the fair market value thereof at the end of the initial term of such Contract.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
          “Global Overconcentration Amount” means, at any time (x) after the first anniversary of the Closing Date or (y) the aggregate outstanding principal balance of the Loans is greater than $35,000,000, without duplication, the sum of:
(i)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables related to any one Obligor (or any Affiliate thereof) at such time exceeds $3,000,000;
(ii)	the amount by which the sum of the Discounted Balances at such time of all Eligible Pool A Receivables related to the three Obligors which, together with any Affiliates thereof, owe the greatest amounts under their respective Contracts, in the aggregate, exceeds $9,500,000;
(iii)	the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Contract is a Non-Level Payment Contract exceeds 20% of the sum of the Discounted Balances of all Eligible Receivables at such time;
(iv)	the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Contract provides for Scheduled Payments to be paid for any period other than monthly exceeds 10% of the sum of the Discounted Balances of all Eligible Receivables at such time;
(v)	the amount by which the sum of the Discounted Balances of all Eligible Receivables related to Obligor Collateral located in the State of California at such time exceeds 30% of the sum of the Discounted Balances of all Eligible Receivables at such time;
(vi)	the amount by which the sum of the Discounted Balances of all Eligible Receivables related to Obligor Collateral located in any State other than the State of California exceeds 20% of the sum of the Discounted Balances of all Eligible Receivables at such time;

(vii)	the amount by which the sum of the Discounted Balances of all Eligible Receivables related to Equipment within any one Equipment Category exceeds the sum of the Discounted Balances of all Eligible Receivables at such time multiplied by 50%;
(viii)	the amount by which the sum of the Discounted Balances of all Eligible Receivables, with respect to which the related Obligor Collateral is a Vehicle or other type of equipment which requires a security interest therein to be noted on the Certificate of Title with respect thereto in order to be perfected, exceeds 50% of the sum of the Discounted Balances of all Eligible Receivables at such time;
(ix)	[reserved];
(x)	the amount by which the sum of the Discounted Balances of all Eligible Receivables, with respect to which the related Obligor is a Government Entity, exceeds 10% of the sum of the Discounted Balances of all Eligible Receivables at such time;
(xi)	the amount by which the sum of the Discounted Balances of all Eligible Receivables, which are Exception Sublimit Receivables, exceeds 10% of the sum of the Discounted Balances of all Eligible Receivables at such time (it being understood and agreed that, notwithstanding anything herein to the contrary (including clauses (x) and (y) above), this component of the Global Overconcentration Amount shall apply at all times on and after the Closing Date); and
(xii)	the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Obligor Collateral is a work vehicle exceeds 20% of the sum of the Discounted Balances of all Eligible Receivables at such time.
          “Government Entity” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranty Amounts” means any and all amounts paid by any guarantor with respect to the applicable Contract.
          “Holdback Amount” means, with respect to any Pool B Receivable, the amount of any loan principal or purchase price which would otherwise be advanced by the Originator to the applicable Obligor pursuant to the terms of such Contract, but which was held back by the Originator as a liquidity reserve or similar reserve.
          “Included Repurchased Receivable” means any Receivable repurchased by the Originator pursuant to Section 6.1(b) of the Purchase and Sale Agreement with respect to which, as of the date of repurchase, any part of any Scheduled Payment (or other amount payable under the terms of the related Contract) remained unpaid after the due date therefor set forth in such Contract.
          “Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
          “Independent Accountants” has the meaning assigned to that term in Section 6.11(b).
          “Initial Qualified Swap Counterparty” means Morgan Stanley Capital Services Inc., a Delaware corporation and its successors and permitted assigns.
          “Insurance Certificate” means the insurance certificate related to the Insurance Policy with respect to such Receivable (which insurance certificate shall list the Servicer or the Originator as a loss payee).
          “Insurance Policy” means, with respect to any Obligor Collateral, the insurance policy maintained by or on behalf of the Obligor pursuant to the related Contract that covers physical damage to the related Equipment (in an amount sufficient to insure completely the value of such Equipment) and general liability (including policies procured by the Borrower or the Servicer, or any agent thereof, on behalf of the Obligor).
          “Insurance Proceeds” means, with respect to an item of Obligor Collateral and a related Contract, any amount paid under an Insurance Policy or an Underlying Insurance Policy issued with respect to such Obligor Collateral and/or the related Contract.
          “Interest Period” means, for any outstanding Loans, a period determined pursuant to Section 2.03(a).
          “Interest Rate” has the meaning assigned to such term in Section 2.03(b).
          “LEAF Credit Facility Document” has the meaning assigned to such term in Section 5.01(y).
          “LEAF Financial” has the meaning assigned to that term in the preamble hereto.
          “LEAF Managed Entity” means any Person for which LEAF Financial has contractually agreed (pursuant to any agreement, including, without limitation, a partnership agreement or other organizational document, management agreement or servicing agreement) to act as a manager or a servicer with respect to the equipment leases and loans owned by such Person and which is (i) contractually obligated to purchase all such leases and loans only from LEAF Financial and its affiliates and only at such seller’s cost basis and (ii) not contractually limited in when it can purchase such leases and loans.
          “Lease Contract” means (i) a “Master Lease Schedule” in the form attached hereto as Exhibit D-1(b), Exhibit D-1(c), Exhibit D-1(d), together with a “Master Lease Agreement” in the form attached hereto as Exhibit D-1(a) which is related to, and incorporated by reference into, a “Master Lease Schedule” (as such exhibits may be updated from time to time by the Borrower with the consent of the Lender), (ii) a “Lease Agreement” in the form attached hereto as Exhibit D-1(e) or (iii) a lease agreement otherwise approved by the Servicer in compliance with the Credit and Collection Policy, pursuant to which Equipment is leased to an Obligor by Originator, together with all schedules, supplements and amendments thereto and each other document and instrument related to such lease.
          “Lender” means, collectively, Morgan Stanley and/or any other Person that is an Affiliate of Morgan Stanley and/or, with the consent of the Borrower (which such consent shall not be unreasonably withheld) at any time prior to the occurrence of a Program Termination Event (and without the consent of the Borrower at any time after the occurrence of a Program Termination Event), any other Person that is not an Affiliate of Morgan Stanley, in each case, that agrees, pursuant to the pertinent Assignment and Acceptance, to make Loans secured by Pledged Assets pursuant to Article II of this Agreement.
          “Lender’s Bank” means U.S. Bank National Association and its successors and assigns that are Eligible Depository Institutions.
          “Lender’s Bank Fee” means an annual fee paid in advance, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to $7,000. The “Lender’s Bank Fee” shall also include (i) a one-time acceptance fee of $4,500 payable on the Closing Date and (ii) reasonable out-of-pocket expenses incurred by the Lender’s Bank in the performance of its duties.
          “Liquidation Proceeds” means, with respect to a Receivable with respect to which the related Obligor Collateral has been repossessed or foreclosed upon by the Servicer, all amounts realized with respect to such Receivable net of (i) reasonable expenses of the Servicer incurred in connection with the collection, repossession, foreclosure and/or disposition of the related Obligor Collateral and (ii) amounts that are required to be refunded to the Obligor on such Receivable; provided, however, that the Liquidation Proceeds with respect to any Receivable shall in no event be less than zero.
          “Loan” means each loan advanced by the Lender to the Borrower on a Borrowing Date pursuant to Article II.

          “Loan Contract” means, collectively, (i) a “Term Note (Level Payments)” together with the “Master Loan and Security Agreement” related thereto and incorporated by reference therein, each in the form attached hereto as Exhibit D-2(a) (as such exhibit may be updated from time to time by the Borrower with the consent of the Lender), (ii) a “Term Note (Level Payments)” or “Term Note (Step Payments)” together with the “Master Loan and Security Agreement” related thereto and incorporated by reference therein, each in the form attached hereto as Exhibit D-2(b) (as such exhibit may be updated from time to time by the Borrower with the consent of the Lender), (iii) a “Finance Agreement” in one of the forms attached as Exhibit D-2(c) or similar agreement approved in writing by the Lender (in its reasonable discretion), or (iv) a loan agreement and promissory note otherwise approved by the Servicer in compliance with the Credit and Collection Policy as to which the Servicer has notified the Collateral Agent in writing, in each case, pursuant to which the Originator makes a loan to an Obligor secured by Equipment purchased by such Obligor, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Loans Outstanding” means the sum of the principal amounts of Loans loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections with respect to any Pledged Receivable received and distributed as repayment of principal amounts of Loans outstanding pursuant to Section 2.04 and any other amounts received by the Lender to repay the principal amounts of Loans outstanding pursuant to Section 2.15 or otherwise; provided, however, that the principal amounts of Loans outstanding shall not be reduced by any Collections with respect to any Pledged Receivable or other amounts if at any time such Collections or other amounts are rescinded or must be returned for any reason.
          “Lockbox” means a post office box to which Collections with respect to any Pledged Receivable are remitted for retrieval by the Lockbox Bank and for deposit by the Lockbox Bank into the Lockbox Account.
          “Lockbox Account” means the deposit account (account number 153910088597 at the Lockbox Bank) in the name of “U.S. Bank NA as Securities Intermediary for LEAF Financial and various lenders”.
          “Lockbox Bank” means U.S. Bank National Association and its successors in interest.
          “Lockbox Intercreditor Agreement” means the Amended and Restated Lockbox Intercreditor Agreement, dated as of April 18, 2005, among the Lockbox Bank, the Servicer, the Borrower, and certain other parties.
          “Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower, the Originator and/or the Servicer to conduct its business, (ii) the ability of the Borrower, the Originator and/or the Servicer to perform its respective obligations under this Agreement and/or any other Transaction Document to which it is a party, (iii) the validity or enforceability of this Agreement and/or any other Transaction Document to which the Borrower, the Originator and/or the Servicer is a party, (iv) the rights and remedies of the Lender under this Agreement and/or any of the Transaction Documents and/or (v) the validity, enforceability or collectibility of all or any portion of the Pledged Receivables.
          “Minimum Tangible Net Worth means, (i) with respect to Resource America, a Tangible Net Worth (measured as of each fiscal quarter end) of not less than $125,000,000 and (ii) with respect to the Owner, a Tangible Net Worth (measured as of each fiscal quarter end) of not less than (x) $2,500,000 plus, (y) only if the Owner Issuance Condition has been satisfied, the product of 50.00%, times the aggregate outstanding principal balance of the Owner Secured Recourse Promissory Notes held by Persons that are not Affiliates of the Owner.
          “Monthly Remittance Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Lender and each Qualifying Swap Counterparty pursuant to Section 6.10(b) and to the Backup Servicer pursuant to Section 6.10(d).
          “Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
          “Morgan Stanley” has the meaning assigned to that term in the preamble hereto.

          “Netbank Facility” means the facility evidenced by the Receivables Loan and Security Agreement, dated as of November 1, 2007, among Leaf Capital Funding III, LLC, as borrower, LEAF Financial, Morgan Stanley, Morgan Stanley Asset Funding Inc., The Royal Bank of Scotland, U.S. Bank National Association and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the same may be modified, amended, or supplemented from time to time.
          “Net Eligible Receivables Balance” means, at any time, (i) the Eligible Receivables Balance at such time, minus (ii) the Overconcentration Amount at such time.
          “Nominee Lienholder Agreement” means either (i) a “Vehicle Lienholder Nominee Agreement” in the form attached hereto as Exhibit E (with such modifications as the Collateral Agent may approve) or (ii) any other nominee lienholder agreement or collateral agency agreement approved in writing by the Collateral Agent.
          “Non-Level Payment Contract” means a Contract that does not provide for level Scheduled Payments during the term of such Contract.
          “Notice of Borrowing” has the meaning assigned to that term in Section 2.02(b) hereof.
          “Notice of Pledge” has the meaning assigned to that term in the Custodial Agreement.
          “Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due by the Borrower to the Secured Parties under this Agreement and/or any other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
          “Obligor” means, collectively, each Person obligated to make payments under a Contract.
          “Obligor Collateral” means (i) the Equipment leased to an Obligor under a Lease Contract, (ii) the Equipment and other property pledged by an Obligor to secure its obligations under a Loan Contract, (iii) the Equipment and other property pledged by an Obligor to secure its obligations under a Practice Acquisition Loan Contract and (iv) the Underlying Originator Loan Collateral and other property pledged by an Obligor to secure its obligations under an Underlying Originator Loan Contract.
          “Obligor Financing Statement” means a UCC financing statement filed by Originator against an Obligor under a Contract which evidences a security interest in the related Obligor Collateral.
          “Officer’s Certificate” means a certificate signed by the president, the secretary, the chief financial officer or any vice president of any Person.
          “Opinion of Counsel” means a written opinion of independent counsel acceptable to the Lender, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement or any other Transaction Document to be delivered to the Borrower or the Lender, is acceptable in form and substance to the Lender.
          “Originator” means LEAF Funding, Inc., a Delaware corporation.
          “Originator Insurance Agreement” means that certain letter agreement regarding the Originator’s obligations as named loss payee under Insurance Policies and Underlying Insurance Policies, dated as of the date hereof, among the Originator, the Servicer, the Borrower and the Lender, as such agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.

          “Other Commercial Contract” means any agreement approved by the Servicer in compliance with the Credit and Collection Policy, in each case, pursuant to which the commercial Obligor thereunder agrees to make periodic payments in connection with any loan, services, rental or sale, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Other Conveyed Property” means, with respect to any Receivable, all of the Borrower’s right, title and interest in, to and under (i) all Collections and other monies at any time received or receivable with respect to such Receivable after the applicable Cut-Off Date (as defined in the Purchase and Sale Agreement), (ii) the Equipment or Underlying Equipment related to such Receivable (to the extent of the Borrower’s ownership rights, if any, therein), (iii) in the case of a Receivable related to any Contract, any and all agreements, documents, certificates and instruments evidencing the Borrower’s security interest or other interest in and to the related Obligor Collateral or any intercreditor agreement with respect thereto, including, without limitation, any Certificate of Title, (iv) the Obligor Collateral related to such Receivable including, without limitation, the security interest in such Obligor Collateral granted by the related Obligor to Originator under the related Contract and assigned by Originator to the Borrower under the Purchase and Sale Agreement, (v) the Obligor Financing Statement, if any, related to such Receivable, (vi) the Insurance Policy and any proceeds from the Insurance Policy relating to such Receivable, including rebates of premiums not otherwise due to an Obligor, (vii) the related Contract and all other items required to be contained in the related Receivable File, any and all other documents or electronic records that the Borrower keeps on file in accordance with its customary procedures relating to such Receivable, the related Obligor Collateral or the related Obligor, (viii) any Security Deposits or Cash Reserve related to such Receivable, (ix) all property (including the right to receive future Liquidation Proceeds) that secures such Receivable and that has been acquired by or on behalf of the Borrower pursuant to the liquidation of such Receivable, and (x) all present and future rights, claims, demands, causes and chooses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.
          “Other Default” has the meaning set forth in Section 5.01(y).
          “Overconcentration Amount” means, at any time, the sum of the Pool A Overconcentration Amount at such time and the Pool B Overconcentration Amount at such time.
          “Overdue Payment” means, with respect to a Collection Period, all payments due in a prior Collection Period that the Servicer receives from or on behalf of an Obligor during such Collection Period, including any Servicing Charges.
          “Owner” means LEAF Commercial Finance Fund, LLC.
          “Owner Issuance Condition” shall be deemed to be satisfied if, on or prior to October 1, 2008 or such other date, not later than June 1, 2009, as the Owner shall have provided by prior written notice to the Lender, (i) the Owner has received offering proceeds of at least $1,000,000 from the issuance of the Owner Secured Recourse Promissory Notes and (ii) such proceeds have been released to the Owner (and not returned to the subscribers of the Owner Secured Recourse Promissory Notes) from the escrow account described in the Owner Private Placement Memorandum.
          “Owner Private Placement Memorandum” means that certain Private Placement Memorandum, dated October 1, 2007, as supplemented or restated from time to time, and titled “Leaf Commercial Finance Fund, LLC Secured Recourse Promissory Notes”, a copy of which has been provided to the Collateral Agent by the Owner.
          “Owner Secured Promissory Notes” means the Secured Recourse Promissory Notes issued by the Owner pursuant to the Indenture described in Owner Private Placement Memorandum.
          “Parallel Defaults” has the meaning assigned to that term in Section 5.01(u) hereof.
          “Permitted Investments” means any one or more of the following:

(i)	direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;
(ii)	repurchase obligations (the collateral for which is held by a third party or the Trustee), with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by Moody’s and S&P in one of their two highest long-term rating categories and if rated by Fitch, in one of its two highest long-term rating categories;
(iii)	certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any State thereof or the District of Columbia, provided that the short-term commercial paper of such bank or trust company (or, in the case of the principal depository institution in a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof has been rated by Moody’s and S&P in their highest short-term rating category, and if rated by Fitch, in its highest short-term rating category;
(iv)	commercial paper (having original maturities of not more than 270 days) of any corporation incorporated under the laws of the United States or any State thereof or the District of Columbia, having a rating, on the date of acquisition thereof, of no less than A-1 by Moody’s, P-1 by S&P and F-1 if rated by Fitch;
(v)	money market mutual funds, including funds managed by the Lender’s Bank or its Affiliates, registered under the Investment Company Act of 1940, as amended, having a rating, at the time of such investment, of no less than Aaa by Moody’s, AAA by S&P and AAA if rated by Fitch; and
(vi)	any other investments approved in writing by the Lender.
provided, that no such instrument shall be a Permitted Investment if such instrument evidences the right to receive either (a) interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument, where the principal and interest payments with respect to such instrument provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation. Each Permitted Investment may be purchased by the Lender’s Bank or through an Affiliate of the Lender’s Bank.
          “Permitted Liens” means:
(i)	with respect to Obligor Collateral, (A) liens and security interests in favor of the Collateral Agent, granted pursuant to the Transaction Documents, (B) the interests of an Obligor arising under the Contract to which it is a party in the Obligor Collateral related to such Contract, (C) liens for taxes, assessments, levies, fees and other governmental and similar charges either not yet due or being contested in good faith and by appropriate proceedings, provided, that appropriate reserves shall have been established with respect to any such taxes either not yet due or being contested in good faith and by appropriate proceedings, (D) any liens with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of a servicer’s, lessor’s/lender’s or lessee’s/borrower’s business securing obligations which are not due and payable, and (E) salvage rights of insurers with respect to the equipment subject to a Contract under insurance policies maintained pursuant to the Transaction Documents or a Contract; and
(ii)	with respect to Underlying Collateral, in addition to the Permitted Liens described in clause (i) above, (x) liens in favor of Originator or the Borrower, granted by the applicable Underlying Obligor, in each case, solely to the extent assigned to the Collateral Agent and (y) the interests of an Underlying Obligor arising under the Underlying Contract to which it is a party in the Underlying Originator Loan Collateral related to such Underlying Contract.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.
          “Pledge” means the pledge of any Receivable pursuant to Article II.
          “Pledged Assets” has the meaning assigned to that term in Section 2.11.
          “Pledged Receivables” means Pledged Pool A Receivables and Pledged Pool B Receivables.
          “Pledged Pool A Receivables” has the meaning assigned to that term in Section 2.11(a).
          “Pledged Pool B Receivables” has the meaning assigned to that term in Section 2.11(a).
          “Pledged Receivables Balance” means, at any time, the aggregate Discounted Balances of all Receivables which are Pledged hereunder to secure Loans at such time.
          “Pool A Annualized Net Loss Rate” means, as of any date of determination after the end of the third Collection Period following the date hereof, an amount (expressed as a percentage) equal to (i) the product of (A) (x) the aggregate Discounted Balances of all Pledged Pool A Receivables which were Eligible Pool A Receivables at the time of their Pledge hereunder and which became Defaulted Receivables during the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods minus (y) Recoveries related to Pool A Receivable received during the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods and (B) 2 (if six or more Collection Periods have occurred since the date hereof), 2.4 (if five Collection Periods have occurred since the date hereof), 3 (if four Collection Periods have occurred since the date hereof), 4 (if three Collection Periods have occurred since the date hereof), 6 (if two Collection Periods have occurred since the date hereof) or 12 (if one Collection Period has occurred since the date hereof) divided by (ii) the Eligible Pool A Receivables Balance as of the first Business Day of the six (or such lesser number of Collection Periods since the date hereof) immediately preceding Collection Periods.
          “Pool A Borrowing Base” means, at any time, the lowest of:
(i)	98% of the Amortized Equipment Cost with respect to all Eligible Pool A Receivables; and
(ii)	an amount equal to the Pool A Net Eligible Receivables Balance multiplied by a percentage equal to 92%.
          “Pool A Contract” means a Lease Contract, a Loan Contract, a Practice Acquisition Loan Contract, a Real Estate Contract or an Other Commercial Contract.
          “Pool A Lease File” has the meaning assigned to that term in clause (a) of the definition of “Receivable File”.
          “Pool A Loan” has the meaning assigned to that term in Section 2.01.
          “Pool A Loan File” has the meaning assigned to that term in clause (b) of the definition of “Receivable File”.
          “Pool A Net Eligible Receivables Balance” means, at any time, (i) the Eligible Pool A Receivables Balance at such time minus (ii) the Pool A Overconcentration Amount at such time.

          “Pool A Overconcentration Amount” means, at any time, (x) after the first anniversary of the Closing Date or (y) the aggregate outstanding principal balance of the Loans is greater than $35,000,000, without duplication, the sum of:
(i)	an amount equal to the Global Overconcentration Amount at such time multiplied by a fraction the numerator of which is the aggregate Discounted Balances of all Eligible Pool A Receivables at such time and the denominator of which is the aggregate Discounted Balances of all Eligible Receivables at such time;
(ii)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables with respect to which the related Contract has a remaining term greater than 85 months and equal to or less than 120 months exceeds 50% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time;
(iii)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables with respect to which the related Contract has a remaining term greater than 120 months exceeds 15% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time;
(iv)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables with respect to which the related Contract has a Discounted Balance greater than $1,000,000 exceeds 50% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time;
(v)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables related to any one vendor of Equipment (or Affiliate thereof) at such time exceeds 35% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time;
(vi)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables arising under a Contract which provides for a Balloon Payment or Put Payment, the amount of which is in excess of 34% of the original amount of the Scheduled Payments to be made under such Contract, exceeds 20% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time;
(vii)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables arising from Practice Acquisition Loan Contracts at such time exceeds 50% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time; and
(viii)	the amount by which the sum of the Discounted Balances of all Eligible Pool A Receivables that are Stand Alone Working Capital Loans at such time exceeds 15% of the sum of the Discounted Balances of all Eligible Pool A Receivables at such time.
          “Pool A Receivable” means the rights to all payments from an Obligor under a Pool A Contract, including, without limitation, any right to the payment with respect to (i) Scheduled Payments, (ii) any prepayments or overdue payments made with respect to such Scheduled Payments, (iii) any Guaranty Amounts, (iv) any Insurance Proceeds, (v) any Servicing Charges and (vi) any Recoveries.
          “Pool A Termination Event” means the occurrence of any of the following events:
(i)	the rolling weighted average of the Delinquency Rates in respect of any three consecutive Collection Periods, calculated by the Lender solely with respect to Pool A Receivables, exceeds 3.5%;
(ii)	the Annualized Default Rate, calculated by (or in a manner satisfactory to) the Lender solely with respect to Pool A Receivables, exceeds 4.0%; or
(iii)	the Pool A Annualized Net Loss Rate exceeds 3.5%.

          “Pool B Annualized Net Loss Rate” means with respect to any Underlying Originator, as of any date of determination at least three Collection Periods after the date that the Pool B Receivable related to such Underlying Originator is Pledged hereunder (the “Applicable Date”), an amount (expressed as a percentage) equal to (i) the product of (A) (x) the aggregate Discounted Balances of all Underlying Contracts related to such Underlying Originator which were Eligible Underlying Contracts at the time of the Pledge of the related Pool B Receivable hereunder and as to which an Underlying Contract Event of Default has occurred during the six (or such lesser number of Collection Periods since the Applicable Date) immediately preceding Collection Periods minus (y) recoveries received by the Underlying Originator during the six (or such lesser number of Collection Periods since the Applicable Date) immediately preceding Collection Periods and (B) 2 (if six or more Collection Periods have occurred since the Applicable Date), 2.4 (if five Collection Periods have occurred since the Applicable Date), 3 (if four Collection Periods have occurred since the Applicable Date), 4 (if three Collection Periods have occurred since the Applicable Date), 6 (if two Collection Periods have occurred since the Applicable Date) or 12 (if one Collection Period has occurred since the Applicable Date) divided by (ii) the aggregate Discounted Balances of all Underlying Contracts related to such Underlying Originator which are Eligible Underlying Contracts as of the first Business Day of the six (or such lesser number of Collection Periods since the Applicable Date) immediately preceding Collection Periods.
          “Pool B Borrowing Base” means, at any time, (x) the sum of the amounts calculated with respect to each Eligible Pool B Receivable, equal to the least of:
(i)	the sum of (A) 92% of the aggregate Discounted Balance of all related Underlying Contracts and (B) the amount of funds on deposit in the Cash Reserve Account related to such Eligible Pool B Receivable;
(ii)	100% of the Amortized Equipment Cost with respect to such Eligible Pool B Receivable at such time (calculated without giving effect to any associated amortized indirect costs related to the applicable Equipment) minus the Holdback Amount for such Eligible Pool B Receivable; or
(iii)	the Discounted Balance of such Eligible Pool B Receivable
minus (y) the Pool B Overconcentration Amount.
          “Pool B Contract” means an Underlying Originator Loan Contract.
          “Pool B Loan” has the meaning assigned to that term in Section 2.01.
          “Pool B Master Receivable File” has the meaning assigned to that term in clause (c) of the definition of “Receivable File”.
          “Pool B Micro Ticket Receivables” means a Pool B Receivable related to equipment with an original cost of less than $3000 and with respect to which the related Obligor is an Obligor approved in writing by the Lender in its sole discretion.
          “Pool B Net Eligible Receivables Balance” means, at any time, (i) the Eligible Pool B Receivables Balance at such time minus (ii) the Pool B Overconcentration Amount at such time.
          “Pool B Overconcentration Amount” means, at any time, (x) after the first anniversary of the Closing Date or (y) the aggregate outstanding principal balance of the Loans is greater than $35,000,000, without duplication, the sum of:
(i)	an amount equal to the Global Overconcentration Amount at such time multiplied by a fraction the numerator of which is the aggregate Discounted Balances of all Eligible Pool B

Receivables at such time and the denominator of which is the aggregate Discounted Balances of all Eligible Receivables at such time;
(ii)	the amount by which the sum of the Discounted Balances of all Eligible Pool B Receivables related to any one Underlying Originator (or Affiliate thereof) at such time exceeds $25,000,000;
(iii)	the amount by which the sum of the Discounted Balances of all Eligible Pool B Receivables related to any one Underlying Obligor (or Affiliate thereof) at such time exceeds $1,000,000;
(iv)	the amount by which the sum of the Discounted Balances of all Eligible Pool B Receivables with respect which the related Contract has a remaining term greater than 84 months exceeds 20% of the sum of the Discounted Balances of all Eligible Pool B Receivables at such time; and
(v)	the amount by which the sum of the Discounted Balances of all Eligible Pool B Receivables that are Pool B Micro Ticket Receivables at such time exceeds $15,000,000.
          “Pool B Receivable” means the rights to all payments from an Obligor under a Pool B Contract, including, without limitation, any right to the payment with respect to (i) Scheduled Payments and Underlying Scheduled Payments, (ii) any prepayments or overdue payments made with respect to such Scheduled Payments and Underlying Scheduled Payments, (iii) any Guaranty Amounts, (iv) any Insurance Proceeds, (v) any Servicing Charges and (vi) any Recoveries.
          “Pool B Termination Event” means, with respect to an Underlying Originator, the occurrence of any of the following events:
(i)	other than with respect to Pool B Micro Ticket Receivables, the rolling weighted average of the Underlying Delinquency Rates with respect to such Underlying Originator in respect of any three consecutive Collection Periods exceeds 8%;
(ii)	other than with respect to Pool B Micro Ticket Receivables, the Pool B Annualized Net Loss Rate with respect to such Underlying Originator in respect of any Collection Period exceeds 6%;
(iii)	other than with respect to Pool B Micro Ticket Receivables, the current amount of recourse, if any, against such Underlying Originator with respect to its obligations under the related Underlying Originator Loan Contract is less than 5% of the maximum amount of such recourse;
(iv)	with respect to Pool B Micro Ticket Receivables only, the rolling weighted average of the Underlying Delinquency Rates with respect to such Underlying Originator in respect of any three consecutive Collection Periods exceeds 10%;
(v)	with respect to Pool B Micro Ticket Receivables only, the Pool B Annualized Net Loss Rate with respect to such Underlying Originator in respect of any Collection Period exceeds 25%;
(vi)	with respect to Pool B Micro Ticket Receivables only, the current amount of recourse, if any, against such Underlying Originator with respect to its obligations under the related Underlying Originator Loan Contract is less than 5% of the maximum amount of such recourse; or
(vii)	the occurrence of any Bankruptcy Event in respect of such Underlying Originator.

          “Pool B Underlying Lease File” has the meaning assigned to that term in clause (d) of the definition of “Receivable File”.
          “Pool B Underlying Loan File” has the meaning assigned to that term in clause (e) of the definition of “Receivable File”.
          “Practice Acquisition Loan Contract” means, collectively, (i) a “Term Note (Level Payments)” together with the “Master Loan and Security Agreement” related thereto and incorporated by reference therein, each in the form attached hereto as Exhibit D-3 (as such exhibit may be updated from time to time by the Borrower with the consent of the Lender) or a “Finance Agreement” in one of the forms attached as Exhibit D-2(c) (as such exhibit may be updated from time to time by the Borrower with the consent of the Lender) or (ii) a loan agreement and promissory note otherwise approved by the Servicer in compliance with the Credit and Collection Policy as to which the Servicer has notified the Collateral Agent in writing, in each case, pursuant to which Originator makes a loan to an Obligor to enable such Obligor to acquire a dental, medical, osteopathic medical, optometric or veterinary practice, secured by Equipment related to the practice of dentistry, medicine or veterinary medicine and certain non-equipment assets, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Prepayment Amount” means the principal amount of Loans repaid by the Borrower in connection with an optional prepayment of Loans made by the Borrower pursuant to Section 2.15 hereof.
          “Prepayment Date” means any date on which an optional prepayment of Loans is made by the Borrower pursuant to Section 2.15 hereof.
          “Prepayment Premium” has the meaning ascribed thereto in the Fee Letter.
          “Program Termination Cure Event” means the occurrence of any of the following events:
(i)	following the occurrence of a Program Termination Event described in clause (iv), (v), (vi), (vii), (viii) or (ix) of the definition thereof, such Program Termination Event is cured within the following two Collection Periods and two further Collection Periods pass without the occurrence of such a Program Termination Event; or
(ii)	following the occurrence of a Program Termination Event described in clause (xi) of the definition thereof, such Program Termination Event is cured;
provided that, in any event, no other Program Termination Event shall have occurred and be continuing.
          “Program Termination Date” means the earliest of (i) the date of occurrence of any event described in Section 7.01(a) hereof, (ii) the date of the declaration of the Program Termination Date pursuant to any other subsection of Section 7.01 or (iii) the date of the declaration of the Program Termination Date by, and at the option of, the Lender upon the occurrence of a Program Termination Event.
          “Program Termination Event” means the occurrence of any of the following events:
(i)	a regulatory, tax or accounting body has ordered that the activities of the Lender or any Affiliate thereof contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Lender or any Affiliate contemplated hereby may reasonably be expected to cause the Lender or the Person, if any, then acting as the administrator or the manager for the Lender or any of its Affiliates to suffer materially adverse regulatory, accounting or tax consequences;
(ii)	an Event of Default has occurred and is continuing;
(iii)	the Facility Maturity Date shall have occurred;

(iv)	other than with respect to Pool B Micro Ticket Receivables, the Annualized Default Rate exceeds 4.5%;
(v)	other than with respect to Pool B Micro Ticket Receivables, the rolling weighted average of the Delinquency Rates in respect of any three consecutive Collection Periods exceeds 4.0%;
(vi)	other than with respect to Pool B Micro Ticket Receivables, the Annualized Net Loss Rate exceeds 4.0%;
(vii)	with respect to Pool B Micro Ticket Receivables only, the Annualized Default Rate exceeds 25.0%;
(viii)	with respect to Pool B Micro Ticket Receivables only, the rolling weighted average of the Delinquency Rates in respect of any three consecutive Collection Periods exceeds 10.0%;
(ix)	with respect to Pool B Micro Ticket Receivables only, the Annualized Net Loss Rate exceeds 25.0%;
(x)	a Servicer Default has occurred and is continuing; or
(xi)	(1) any Qualifying Swap Counterparty ceases to maintain the long-term debt ratings required of a Qualifying Swap Counterparty and (A) does not post cash collateral in a manner acceptable to the Lender within 45 days and (B) is not replaced within 45 days by a replacement acceptable to the Lender or (2) the Borrower fails to comply with any term, covenant or agreement hereunder related to the maintenance of any Qualifying Interest Rate Swaps; or
(xii)	the occurrence of three or more Pool A Termination Events and/or Pool B Termination Events.
          “Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, between the Originator, as seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase and Sale Agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.
          “Purchase Date” has the meaning set forth in the Purchase and Sale Agreement.
          “Put Payment” means with respect to any Contract or Underlying Contract constituting a lease, the payment, if any, required to be made by the Obligor under the terms of such lease in connection with the required purchase by such Obligor or Underlying Obligor of the related Equipment or Underlying Equipment at the end of the term of such lease.
          “QSC Subordinated Termination Payment” means a termination payment required to be made by the Borrower to a Qualifying Swap Counterparty upon the termination of the related Qualifying Interest Rate Swap pursuant to an event of default or termination event (other than Illegality or Tax Event) (each as defined in the related Qualifying Interest Rate Swap) as to which the Qualifying Swap Counterparty was the defaulting party or the sole affected party under the Qualifying Interest Rate Swap.
          “Qualifying Interest Rate Swap” means (X) an interest rate swap agreement (i) between the Borrower and a Qualifying Swap Counterparty, (ii) under which the Borrower shall receive a floating rate of interest based on a Eurodollar Index acceptable to the Lender in exchange for the payment by the Borrower of a fixed rate of interest equal to the applicable Swapped Rate, (iii) the effective date of which is a Borrowing Date, (iv) having a varying notional balance which is, as of the effective date thereof, in an amount equal to the aggregate principal amount of the Loans advanced on such effective date and (v) which shall otherwise be on such terms and conditions and pursuant to such documentation as shall be acceptable to the Lender or (Y) an alternative interest rate hedging agreement agreed to in writing by the Borrower and the Lender.

          “Qualifying Swap Counterparty” means Morgan Stanley Capital Services Inc. (or any successors or permitted assigns) or any other financial institution that is in the business of entering into interest rate swap transactions, is acceptable to the Lender and has a long-term senior unsecured debt rating of “A” or higher (or the equivalent) by each Rating Agency then rating such long-term senior unsecured debt) or posts cash collateral in a manner and amount satisfactory to the Lender.
          “Rating Agencies” means Moody’s, S&P and Fitch, or any other nationally recognized statistical rating organizations as may be designated by the Lender.
          “Real Estate Contract” means a loan agreement and promissory note, finance agreement or similar agreement, in each case, (i) in a form approved in writing by the Lender (in its reasonable discretion) and that is consistent with the Credit and Collection Policy and (ii) pursuant to which the Originator makes a loan to an Obligor secured by rentals or other receivables arising from the use of real property, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Receivable” means a Pool A Receivable or a Pool B Receivable.
          “Receivable File” means with respect to each Receivable:
          (a) if such Receivable is related to a Lease Contract the following items (collectively, a “Pool A Lease File”):
(i)	(1) the related original, executed Lease Contract and certified copies of amendments thereto (or, in the case of a Lease Contract under a master lease, a machine or facsimile copy of the related master lease and all amendments thereto, in each case certified by an authorized officer of the Borrower and stamped “I hereby certify that this is a true and exact copy of the original” and an original, executed schedule thereto describing the related Equipment and certified copies of amendments thereto) unless such Lease Contract is related to an Exception Sublimit Receivable, in which event the executed Lease Contract and all amendments thereto (or, in the case of Lease Contracts under a master lease, the related schedule and all amendments thereto) may be a machine or facsimile copy certified in the manner described above, (2) a true, executed copy of the related delivery/installation certificate or acknowledgment and acceptance of delivery certificate if such Receivable is related to Equipment with an original cost in excess of $50,000, (3) a true copy of the Insurance Certificate if such Receivable is related to Equipment with an original cost in excess of $100,000, (4) other than with respect to a Lease Contract related to Equipment which has an original cost of less than $25,000 if such Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Lease Contract is a FMV Contract, a “transmittal order” from the Servicer to a filing service company and an “in process report” from such filing service company to the Servicer (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement and (5) vendor order(s) or invoice(s); and
(ii)	copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;
          (b) if such Receivable is related to a Loan Contract or a Practice Acquisition Loan Contract the following items (collectively, a “Pool A Loan File”):
(i)	(1) if a promissory note was executed by the related Obligor in connection with such Loan Contract or Practice Acquisition Loan Contract, the original of such executed promissory note and certified copies of amendments thereto (with a fully executed, original Allonge attached thereto); provided that, with regard to any “Finance Agreement”, no executed promissory note or fully executed, original Allonge need be included, (2) a true, executed copy of the related “Master Loan and Security Agreement”, “Finance Agreement” or similar agreement pursuant to which the

Originator made the related loan to the related Obligor (and all amendments thereto), (3) a true copy of the related Insurance Certificate if such Receivable is related to Equipment with an original cost in excess of $100,000 and (4) other than with respect to a Receivable related to Equipment which has an original cost of less than $25,000, a “transmittal order” from the Servicer to a filing service company and an “in process report” from such filing service company to the Servicer (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement; and
(ii)	copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;
          (c) if such Receivable is related to an Underlying Originator Loan Contract the following items (collectively, a “Pool B Master Receivable File”):
(i)	(1) if a promissory note was executed by the related Obligor in connection with such Underlying Originator Loan Contract, the original of such executed promissory note and certified copies of amendments thereto (with a fully executed, original Allonge attached thereto); provided that, with regard to any “Finance Agreement”, no executed promissory note or fully executed, original Allonge need be included, (2) a true, executed copy of the related security agreement and certified copies of all amendments thereto, unless such Underlying Originator Loan Contract is in the form of a “Master Purchase and Sale Agreement” , “Finance Agreement” or such other form of agreement approved in writing by the Lender (in its reasonable discretion) that, in any case, includes language granting to the purchaser thereunder a security interest in all the related Underlying Originator Loan Collateral and other property pledged by the related Obligor to secure its obligations under such Underlying Originator Loan Contract, and (3) a “transmittal order” from the Servicer to a filing service company and an “in process report” from such filing service company to the Servicer (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement; and
(ii)	copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;
          (d) if such Receivable is related to a Underlying Originator Loan Contract which finances an Underlying Lease Contract the following items (collectively, a “Pool B Underlying Lease File”):
(i)	(1) the related original, executed Underlying Lease Contract and certified copies of amendments thereto (or, in the case of an Underlying Lease Contract under a master lease, a machine or facsimile copy of the related master lease and all amendments thereto, in each case certified by an authorized officer of the Borrower and stamped “I hereby certify that this is a true and exact copy of the original” and an original, executed schedule thereto describing the related Equipment and certified copies of amendments thereto) and (2) other than with respect to an Underlying Lease Contract related to Equipment which has an original cost of less than $25,000 if such Underlying Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Underlying Lease Contract is a FMV Contract, a “transmittal order” from the Underlying Originator to a filing service company and an “in process report” from such filing service company to the Underlying Originator (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Underlying Lease Contract being executed, a file-stamped copy of the related UCC financing statement; and
(ii)	copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable;

          (e) if such Receivable is related to an Underlying Originator Loan Contract which finances an Underlying Loan Contract the following items (collectively, a “Pool B Underlying Loan File”):
(i)	(1) the original, executed promissory note and certified copies of amendments thereto (with fully executed, original Allonge attached thereto), (2) a true, executed copy of the related security agreement and (3) other than with respect to an Underlying Loan Contract related to Equipment which has an original cost of less than $25,000 a “transmittal order” from the Underlying Originator to a filing service company and an “in process report” from such filing service company to the Underlying Originator (or other evidence of the submission of the related UCC financing statement for filing in the appropriate filing office) and, within 45 days of the related Contract being executed, a file-stamped copy of the related UCC financing statement; and
(ii)	copies of any additional documents, other than servicing related documents (except for vendor contracts), that the Borrower keeps on file with respect to such Receivable.
          In addition, if the Obligor Collateral related to such Receivable is a Vehicle, the related Receivable File shall include the original copy of the Certificate of Title with respect to such Vehicle, which such Certificate of Title satisfies the Titling Requirements or (prior to the 90th day after such Receivable was first included in the calculation of the Eligible Receivables Balance, if such Certificate of Title has not yet been received by the Servicer or the Borrower) a copy of the application for such Certificate of Title.
          “Receivables Schedule” has the meaning assigned to that term in the Custodial Agreement.
          “Records” means all documents, books, records and other information (including, without limitation, tapes, disks, punch cards and related property and rights) maintained with respect to Receivables and the related Obligors which the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Purchase and Sale Agreement or in which the Borrower has otherwise obtained an interest.
          “Recoveries” means, for any Collection Period during which, or any Collection Period after the date on which, any Receivable becomes a Defaulted Receivable and with respect to such Defaulted Receivable, all payments that the Servicer received from or on behalf of the related Obligor during such Collection Period in respect of such Defaulted Receivable or from the repossession, liquidation or re-leasing of the related Obligor Collateral, including but not limited to Scheduled Payments, Overdue Payments, Guaranty Amounts and Insurance Proceeds.
          “Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
          “Related Security” means with respect to any Receivable:
(i)	any and all security interests or liens and property subject thereto from time to time securing or purporting to secure payment of such Receivable;
(ii)	all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable; and
(iii)	all proceeds of the foregoing.
          “Release Price” means, with respect to a Pledged Receivable to be released hereunder, an amount equal to the Discounted Balance of such Pledged Receivable at the time of such release plus interest accrued thereon at the Discount Rate from and including the Remittance Date immediately preceding the date such Pledged Receivable is to be released through (but not including) the next succeeding Remittance Date.

          “Remittance Date” means the twenty-third (23rd) day of each month beginning December, 2006, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the final Remittance Date shall occur on the Collection Date.
          “Resource America” means Resource America, Inc., a Delaware corporation.
          “Rollover Interest Period” means any Interest Period other than any Interest Period (i) applicable to the Loan arising as a result of the Borrowing on the initial Borrowing Date or (ii) applicable to any new Loan arising as a result of a Borrowing on a Subsequent Borrowing Date.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).
          “Scheduled Payments” means, with respect to any Receivable, the periodic payments payable under the terms of the related Contract (but not including any such periodic payment to the extent paid in advance by the related Obligor).
          “Secured Parties” means the Lender, the Servicer, the Backup Servicer, the Custodian, the Lender’s Bank, each Qualified Swap Counterparty and their respective successors and assigns.
          “Security Deposit” means any amount paid to the Servicer or the Borrower by an Obligor as a security deposit or as a payment in advance of any amounts to become due under a Contract, which has not previously been refunded to such Obligor or applied toward such Obligor’s obligations under such Contract (for purposes of clarification, a Cash Reserve shall not be deemed to constitute a Security Deposit).
          “Security Deposit Account” has the meaning assigned to that term in Section 2.05.
          “Security Deposit Account Agreement” means that certain Securities Account Agreement, dated the date of this Agreement, among the Borrower, the Servicer, the Lender’s Bank and the Lender, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Servicer” means, at any time, LEAF Financial or any other Person then authorized, pursuant to Section 6.01, to service, administer and collect Pledged Receivables.
          “Servicer Advance” has the meaning assigned to such term in Section 6.19.
          “Servicer Default” means the occurrence of any of the following events:
(i)	the failure of the Servicer to deliver any payments, collections or proceeds which it is obligated to deliver under the terms hereof or of any other Transaction Document at the times it is obligated to make such deliveries under the terms hereof or of any other Transaction Document, and such failure remains unremedied for two Business Days;
(ii)	the failure of the Servicer to satisfy any of its reporting, certification, notification or documentation requirements under the terms hereof or of any other Transaction Document or the failure of the Servicer to observe or perform any material term, covenant or agreement hereunder or under any other Transaction Document (other than those described in clause (i) above) and such failure shall remain unremedied for 10 days (or, with respect to a failure with respect to any such requirement set forth in Section 6.10(e) hereof, 1 Business Day) after the Servicer first has knowledge, whether constructive or actual, of such failure;
(iii)	any representation, warranty or statement of the Servicer made herein or in any other Transaction Document shall prove to be incorrect in any material respect, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement is not made true within 15 days;

(iv)	the occurrence of an Event of Default;
(v)	the occurrence of a Program Termination Event described in clauses (iv), (v), (vi), (vii), (viii), (ix) or (xii) of the definition of Program Termination Events; or
(vi)	the occurrence of any Bankruptcy Event in respect of the Servicer.
          “Servicer Pension Plan” means a “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA and to which the Servicer or any ERISA Affiliate of Servicer may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
          “Servicing Agreement Electronic Images” has the meaning set forth in Section 5.02.
          “Servicing Charges” means the sum of (a) all late payment charges paid by Obligors under Contracts after payment in full of any Scheduled Payments due in a prior Collection Period and Scheduled Payments for the related Collection Period and (b) any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees, taxes and charges for insufficient funds.
          “Servicing Fee” means, for any Fee Period, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to (i) the Servicing Fee Rate multiplied by (ii) the Net Eligible Receivables Balance as of the first day of such Fee Period multiplied by (iii) a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360. Upon assuming the duties of the Servicer hereunder, the Backup Servicer shall also be entitled to receive a one-time acceptance fee of $60,000, which shall be considered part of the “Servicing Fee” hereunder but shall be in addition to the amount set forth in the sentence above.
          “Servicing Fee Rate” means 1.00%.
          “Stand Alone Working Capital Loan” means a loan to a dental, medical, osteopathic medical, optometric or veterinary practice that may be secured by all assets of such dental, medical, osteopathic medical, optometric or veterinary practice or that might be unsecured.
          “Standby Backup Servicer’s Fee” means, for any Fee Period or portion thereof prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder, an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the greater of (i) the Standby Backup Servicing Fee Rate, multiplied by the Net Eligible Receivables Balance as of the first day of such Fee Period, multiplied by a fraction, the numerator of which shall be the actual number of days in such Fee Period and the denominator of which shall be 360, or (ii) $1,500. The “Standby Backup Servicer’s Fee” shall also include (i) a one-time acceptance fee of $6,000 payable on November 13, 2008 and (ii) reasonable out-of-pocket expenses incurred by the Standby Backup Servicer in the performance of its duties.
          “Standby Backup Servicing Fee Rate” means .0310%.
          “State” means one of the fifty states of the United States or the District of Columbia.
          “Subsequent Borrowing” means a Borrowing which occurs on a Subsequent Borrowing Date.
          “Subsequent Borrowing Date” means each Business Day occurring after the initial Borrowing Date on an additional Borrowing is funded from the Lender to the Borrower.
          “Swapped Rate” means, with respect to any Qualifying Interest Rate Swap, the annual rate of interest (expressed as a percentage) which the Borrower, as the fixed-rate payor, is required to pay under such Qualifying

          Interest Rate Swap in order to receive the floating rate of interest provided for under such Qualifying Interest Rate Swap.
          “Tangible Net Worth” means, with respect to any Person, the amount calculated in accordance with GAAP as (i) the consolidated net worth of such Person and its consolidated subsidiaries (excluding, solely with respect to the Owner and only to the extent otherwise included in such consolidated net worth, any mark-to-market gain or loss on any swap or other hedge transaction of the Owner and its consolidated subsidiaries), plus (ii) to the extent not otherwise included in such consolidated net worth, unsecured subordinated Debt of such Person (and, solely with respect to the Owner and only to the extent not otherwise included in such consolidated net worth, (x) intercompany Debt of the Owner and (y) the aggregate outstanding principal balance of the Owner Secured Recourse Promissory Notes held by Persons that are not Affiliates of the Owner) and its consolidated subsidiaries, the terms and conditions of which are reasonably satisfactory to the Lender, minus (iii) the consolidated intangibles of such Person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP.
          “Titling Requirements” means that:
(i)	in the case of any Vehicle leased or sold to an Obligor pursuant to a Pool A Contract, the Certificate of Title for such Vehicle indicates the Obligor, as owner, and the Borrower or an Approved Lienholder, as lienholder;
(ii)	in the case of any Vehicle leased or sold to an Underlying Obligor pursuant to an Underlying Contract, the Certificate of Title for such Vehicle indicates the Underlying Obligor, as owner, and an Approved Lienholder, as lienholder.
          “Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Lockbox Intercreditor Agreement, the Collection Account Agreement, the Security Deposit Account Agreement, each Cash Reserve Account Agreement, the Fee Letter, the Custodial Agreement, the Originator Insurance Agreement, any lease bailment agreement with a sub-custodian and each Qualifying Interest Rate Swap and each document and instrument related to any of the foregoing.
          “Transition Costs” means any documented expenses and allocated cost of personnel reasonably incurred by the Backup Servicer in connection with a transfer of servicing from the Servicer to the Backup Servicer as the successor Servicer; provided, that such expenses and allocated costs do not exceed $60,000.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Underlying Collateral” means the Underlying Equipment leased or sold to an Underlying Obligor, or serving otherwise as collateral for a loan to an Underlying Obligor under an Underlying Contract.
          “Underlying Contract” means an Underlying Lease Contract or an Underlying Loan Contract.
          “Underlying Contract Event of Default” means, as of any time of determination, the occurrence and continuation of any of the following events with respect to any Underlying Contract:
(i)	any Underlying Scheduled Payment (or other amount payable under the terms of the related Underlying Contract) remains unpaid for more than 120 days after the due date therefor set forth in such Underlying Contract;
(ii)	the first or second Underlying Scheduled Payment is not paid in full when due under the related Underlying Contract;
(iii)	any payment or other material terms of the related Underlying Contract have been modified due to credit related reasons after such Underlying Contract was acquired by Originator;

(iv)	such Underlying Contract has been or should be charged off as a result of the occurrence of a Bankruptcy Event with respect to the related Underlying Obligor, if any, or has been or should otherwise be deemed uncollectible by the Underlying Originator in accordance with its credit and collection policy; or
(v)	the related Underlying Equipment has been repossessed.
          “Underlying Delinquency Rate” means with respect to any Underlying Originator, as of any date of determination, an amount (expressed as a percentage) equal to (i) the aggregate Discounted Balances of all Underlying Contracts related to such Underlying Originator as to which any part of any Underlying Scheduled Payment (or other amount payable under the terms of the related Underlying Contract) remains unpaid for more than 30 days but not more than 120 days after the due date therefor set forth in such Underlying Contract as of the last day of the immediately preceding Collection Period divided by (ii) the aggregate Discounted Balances with respect to all Eligible Pool B Underlying Lease Contracts and Eligible Pool B Underlying Loan Contracts related to such Underlying Originator as of such day.
          “Underlying Equipment” means the equipment or Vehicle leased or sold to an Underlying Obligor by an Underlying Originator, or serving as collateral for a loan to an Underlying Obligor by an Underlying Originator, under an Underlying Contract together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto.
          “Underlying Insurance Certificate” means with respect to any Pool B Receivable, the insurance certificate related to the Underlying Insurance Policy with respect to the Underlying Contract relating to such Receivable (which insurance certificate shall list the Originator or the Underlying Originator as the loss payee).
          “Underlying Insurance Policy” means, with respect to any Underlying Collateral, the insurance policy maintained by or on behalf of the Obligor pursuant to the related Contract that covers physical damage to the related Equipment (in an amount sufficient to insure completely the value of such Equipment) and general liability (including policies procured by the Borrower or the Servicer, or any agent thereof, on behalf of the Obligor).
          “Underlying Lease Contract” means a lease contract, finance agreement and/or similar agreement(s) (in any case, which is in the form of a lease) pursuant to which Underlying Equipment is leased to an Underlying Obligor by an Underlying Originator, together with all schedules, supplements and amendments thereto and each other document and instrument related to such lease contract.
          “Underlying Lease Documents” means, with respect to any Pool B Receivable, the Underlying Lease Contract and all agreements, documents or instruments evidencing, securing, guaranteeing or otherwise relating to the obligations of the Underlying Obligor thereunder.
          “Underlying Loan Contract” means, collectively, a promissory note, a loan agreement, finance agreement, security agreement and/or similar agreement(s), pursuant to which an Underlying Originator makes a loan to an Underlying Obligor secured by Underlying Equipment owned by such Underlying Obligor, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Underlying Loan Documents” means, with respect to any Pool B Receivable, the Underlying Loan Contract and all agreements, documents or instruments evidencing, securing, guaranteeing or otherwise relating to the obligations of the Underlying Obligor thereunder, including, without limitation, the note or notes evidencing such indebtedness.
          “Underlying Obligor” means, collectively, each Person obligated to make payments under an Underlying Contract.
          “Underlying Originator” means an Obligor engaged, in the ordinary course of business in providing financing to Underlying Obligors for the purposes of acquiring Underlying Equipment.

          “Underlying Originator Credit and Collection Policy” means the credit and collection policy of an Underlying Originator, as such policy may hereafter be amended, modified or supplemented from time to time in compliance with this Agreement.
          “Underlying Originator Loan Collateral” means Underlying Loan Contracts and Underlying Lease Contracts and all other assets of the Underlying Originators which secure the obligations of Underlying Originators under an Underlying Originator Loan Contract, or which are sold to the Originator by Underlying Originators under an Underlying Originator Loan Contract, in each case whether now owned or hereafter acquired, and including without limitation the Underlying Loan Documents, the Underlying Lease Documents, Underlying Security Deposit (if any) and the Underlying Equipment related thereto, together with all proceeds of every kind and nature, including proceeds of proceeds, of any and all of the foregoing.
          “Underlying Originator Loan Contract” means, collectively, a “Master Purchase and Sale Agreement,” a “Master Loan and Security Agreement,” a “Loan and Security Agreement,” a “Finance Agreement” or similar agreement in a form approved in writing by the Lender (in its reasonable discretion), each of which complies with all of the criteria set forth in Exhibit D-4 hereto (as such exhibit may be updated from time to time by the Borrower with the consent of the Lender), pursuant to which Originator makes a purchase of Underlying Originator Loan Collateral from an Underlying Originator or makes a loan to an Underlying Originator secured by Underlying Originator Loan Collateral, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Underlying Scheduled Payments” means, with respect to any Underlying Contract, the periodic payments payable under the terms of such Underlying Contract (but not including any such periodic payment to the extent paid in advance by the related Underlying Obligor).
          “Underlying Security Deposit” means any amount paid to an Underlying Originator by an Underlying Obligor as a security deposit or as a payment in advance of any amounts to become due under an Underlying Contract, which has not previously been refunded to such Underlying Obligor or applied toward such Underlying Obligor’s obligations under such Underlying Contract.
          “United States” means the United States of America.
          “Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
          “Vehicle” means a new or a used automobile, minivan, sports utility vehicle, light duty truck or heavy duty truck.
          “Weekly Collection Period” means, with respect to any calendar week, the period beginning on, and including, the first day of the most recently ended calendar week and ending on, and including, the last day of the most recently ended calendar week.
          “Weekly Reporting Date” has the meaning set forth in Section 6.10(e).
          “Weighted Average Swapped Rate” means, as of any date of determination, the weighted average (weighted solely based on the Calculated Swap Amortizing Balances of such Qualifying Interest Rate Swaps as of such date of determination) of the Swapped Rates of the Qualifying Interest Rate Swaps in effect on such date of determination.
     SECTION 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

     SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
ARTICLE II.
THE RECEIVABLES FACILITY
     SECTION 2.01 Borrowings. On the terms and conditions hereinafter set forth, the Lender shall make loans (“Loans”) to the Borrower secured by Pledged Assets from time to time during the period from the date hereof until the earlier of the Program Termination Date or the Facility Maturity Date. Separate Loans will be made to finance the Borrower’s acquisition of (x) Pool A Receivables (“Pool A Loans”) and (y) Pool B Receivables (“Pool B Loans”), and no Loan shall finance both Pool A Receivables and Pool B Receivables. Under no circumstances shall the Lender make, or the Borrower request, any Loan if (a) the principal amount of such Loan is less than (i) with respect to the initial Borrowing only, $10,000,000 and (ii) with respect to any Subsequent Borrowing, $500,000, or (b) after giving effect to the Borrowing of such Loan, either (i) a Program Termination Event or an event that but for notice or lapse of time or both would constitute a Program Termination Event has occurred and is continuing or (ii) the aggregate Facility Amount hereunder would exceed the lesser of (A) the Borrowing Limit and (B) the Borrowing Base. Under no circumstances shall the Lender make, or the Borrower request, any Loan secured by Pool A Receivables if after giving effect to the Borrowing of such Loan, either (1) the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool A Receivables, would exceed the Pool A Borrowing Base or (2) a Pool A Termination Event shall exist. Under no circumstances shall the Lender make, or the Borrower request, any Loan secured by any Pool B Receivable if after giving effect to the Borrowing of such Loan, either (1) the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool B Receivables, would exceed the Pool B Borrowing Base or (2) a Pool B Termination Event shall exist with respect to the Underlying Originator related to such Pool B Receivable.
     SECTION 2.02 The Initial Borrowing and Subsequent Borrowings.
          (a) Until the occurrence of the earlier of the Program Termination Date and the Facility Maturity Date, the Lender will make Loans on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.
          (b) (i) The initial Borrowing shall be made on at least five (5) Business Days’ irrevocable written notice from the Borrower to the Lender and each Subsequent Borrowing shall be made on at least three (3) Business Days’ irrevocable written notice from the Borrower to the Lender (any such written notice, a “Notice of Borrowing”), provided that such Notice of Borrowing is received by the Lender no later than 12:00 noon (New York City time) on the Business Day of receipt. Any Notice of Borrowing received after 12:00 noon (New York City time) shall be deemed received prior to 12:00 noon (New York City time) on the following Business Day. Each such Notice of Borrowing shall specify (A) the aggregate amount of such Borrowing, (B) the date of such Borrowing, (C) the allocation of the Loans as Pool A Loans and Pool B Loans, and (D) the Eligible Pool A Receivables and the Eligible Pool B Receivables to be Pledged in connection with such Borrowing (and upon such Borrowing, such Receivables shall be Pledged Receivables hereunder). On the date of each Borrowing, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower on the applicable Borrowing Date, no later than 2:00 P.M. (New York City time), in same day funds, the amount of such Borrowing (net of amounts payable to or for the benefit of the Lender), by payment into the account which the Borrower has designated in writing.
(ii)	Each Notice of Borrowing delivered to the Lender pursuant to this Section 2.02(b) shall be in an electronic file format acceptable to the Lender (A) accompanied by a copy of the Notice of Pledge (and the Receivables Schedule attached thereto), which was sent to the Custodian pursuant to the terms of the Custodial Agreement in connection with the pledge of Eligible Receivables to be made in connection therewith and (B) specifying for each Receivables pledged therein the information set forth on Exhibit B hereto.

(iii)	The Loans shall bear interest at the Interest Rate.

(iv)	Subject to Section 2.15 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Loans, on and after the date hereof and prior to the earlier to occur of the Facility Maturity Date and the Program Termination Date.
(v)	Determinations by the Lender of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Lender promptly after the Lender learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Loans at the Adjusted Eurodollar Rate, shall be conclusive absent manifest error.
     SECTION 2.03 Determination of Interest Periods and Interest Rates.
          (a) The initial Interest Period applicable to any new Loan arising as a result of a Borrowing shall commence on, and include, the date of such Borrowing and shall terminate on, and include, the day immediately prior to the next occurring Remittance Date or such earlier date as the Lender may determine (an “Early Interest Period Termination Date”). All outstanding Pool A Loans allocated to one or more initial Interest Periods or Rollover Interest Periods maturing on the same date shall be combined and allocated to a single Rollover Interest Period at the end of such initial Interest Periods or Rollover Interest Periods. All outstanding Pool B Loans allocated to one or more initial Interest Periods or Rollover Interest Periods maturing on the same date shall be combined and allocated to a single Rollover Interest Period at the end of such initial Interest Periods or Rollover Interest Periods. Each Rollover Interest Period shall commence on, and include, the Remittance Date following the last day of the immediately preceding Interest Period (or, if applicable, on an Early Interest Period Termination Date) and shall terminate on, and include, the day immediately prior to the next occurring Remittance Date.
          (b) The interest rate per annum (the “Interest Rate”) applicable to any Loan for any Interest Period shall be equal to the Adjusted Eurodollar Rate; provided, however, that if the Lender shall have notified the Borrower that a Eurodollar Disruption Event has occurred, the Interest Rate for such Loan shall be equal to the Base Rate until such Eurodollar Disruption Event has ceased, at which time the Interest Rate shall again be equal to the Adjusted Eurodollar Rate. Notwithstanding the foregoing:
          (c) upon the occurrence and during the continuance of any Program Termination Event, the applicable Interest Rate for all Interest Periods in effect at the time of such occurrence shall convert to, and for all Interest Periods that come into effect during the continuance of any Event of Default shall be, the Default Funding Rate;
          (d) upon the occurrence and during the continuance of any Pool A Termination Event, the applicable Interest Rate for all Interest Periods with respect to all Pool A Loans in effect at the time of such occurrence shall convert to, and for all Interest Periods with respect to all Pool A Loans that come into effect during the continuance of any Pool A Termination Event shall be, the Default Funding Rate; and
          (e) upon the occurrence and during the continuance of any Pool B Termination Event, the applicable Interest Rate for all Interest Periods with respect to all Pool B Loans in effect at the time of such occurrence shall convert to, and for all Interest Periods with respect to all Pool B Loans that come into effect during the continuance of any Pool B Termination Event shall be, the Default Funding Rate.
     SECTION 2.04 Remittance Procedures. Subject to the proviso set forth in Section 2.04(c), the Servicer, as agent for the Lender, with the prior written consent of the Collateral Agent, shall instruct the Lender’s Bank and, if the Servicer fails to do so, the Collateral Agent shall instruct the Lender’s Bank, to apply funds on deposit in the Collection Account as described in this Section 2.04.
          (a) Interest and Breakage Fees. On each Business Day (including any Remittance Date), the Servicer shall, and, if the Servicer fails to do so, the Lender may direct the Lender’s Bank to, retain in the Collection Account for transfer at the further direction of the Lender or any duly authorized agent of the Lender (whether on such day or on a subsequent day) collected funds in an amount equal to accrued and unpaid interest through such day on the Loans not so previously retained and the amount of any accrued and unpaid Breakage Fees owed to the Lender on such day. On or before the last day of each Interest Period, the Lender shall notify the Servicer of the accrued and unpaid interest for such Interest Period and the Servicer shall, on the last day of each Interest Period, direct the Lender’s Bank to pay collected funds set aside in respect of accrued and unpaid interest pursuant to this Section 2.04(a) to the Lender (or the designee of the Lender) in respect of payment of such accrued and unpaid interest for such Interest Period. On any Business Day on which an amount is set aside in respect of Breakage Fees pursuant to this Section 2.04(a), the Servicer shall direct the Lender’s Bank to pay such funds to the Lender in payment of such Breakage Fees.
          (b) Interest Period Loan Principal Repayment. The Servicer shall, and if the Servicer fails to do so the Lender may, by 10:00 a.m. (St. Paul, Minnesota time) on the last day of each Interest Period that is not a Remittance Date, direct the Lender’s Bank to transfer collected funds held by the Lender’s Bank in the Collection Account on such date, to pay the Lender in payment (or partial payment) of the outstanding principal amount of all Loans allocated to such Interest Period, in an amount equal to the least of (i) the amount of such collected funds held in the Collection Account other than funds set aside pursuant to Section 2.04(a), (ii) the aggregate outstanding principal amount of Loans allocated to such Interest Period, (iii) if no Program Termination Event shall have occurred and be continuing, an amount equal to the sum of (A) the excess, if any, of the Facility Amount immediately prior to such distribution, calculated solely with respect to Loans secured by Pool A Receivables over the Pool A Borrowing Base and (B) the excess, if any, of the Facility Amount immediately prior to such distribution, calculated solely with respect to Loans secured by Pool B Receivables over the Pool B Borrowing Base (with respect to Pool A Loans and Pool B Loans collectively, after giving effect to any Borrowing made on such date and any distributions of amounts on deposit in the Collection Account made on such date) or (iv) if no Program Termination Event shall have occurred and be continuing, an amount equal to the excess, if any, of the Facility Amount immediately prior to such distribution over the lesser of (A) the Borrowing Base and (B) the Borrowing Limit (after giving effect to any Borrowing made on such date and any distributions of amounts on deposit in the Collection Account made on such date).
          (c) Remittance Date Transfers From Collection Account. The Servicer shall, with the prior written consent of the Collateral Agent, and if the Servicer fails to do so the Collateral Agent shall, by 10:00 a.m. (St. Paul, Minnesota time) on each Remittance Date, direct the Lender’s Bank to transfer collected funds held by the Lender’s Bank in the Collection Account which were remitted to the Collection Account during the Collection Period with respect to such Remittance Date (“Available Funds”), in the following amounts and priority; provided, however, that if the Lender’s Bank does not receive such instruction from (i) the Servicer (accompanied by the Collateral Agent’s written consent) or (ii) the Collateral Agent by 10:00 a.m. (St. Paul, Minnesota time) on such Remittance Date, subject to the provisions of the Discrepancy Procedure, the Lender’s Bank shall apply such funds in accordance with the information calculated by the Servicer on the related Monthly Remittance Report:
(i)	to the Borrower, in an amount equal to such funds which were paid by Obligors with respect to their obligation under the related Contracts to pay any taxes (it being agreed by the Borrower that such amount shall be promptly paid to the taxing authorities entitled thereto);
(ii)	to the related Qualifying Swap Counterparty under each Qualifying Interest Rate Swap, in an amount equal to (and for the payment of) all amounts which are due and payable by the Borrower to such Qualifying Swap Counterparty on such Remittance Date, pursuant to the terms of the applicable Qualifying Interest Rate Swap or this Agreement, other than any QSC Subordinated Termination Amounts which are due and payable by the Borrower pursuant to the applicable Qualifying Interest Rate Swap;
(iii)	on a pro rata basis, to (x) the Backup Servicer in an amount equal to the Standby Backup Servicer’s Fee (to the extent accrued and unpaid as of the last day of the immediately preceding Fee Period) at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder and (y) the Custodian, the Custodian’s Fee and (z) the Lender’s Bank, the Lender’s Bank Fee;
(iv)	at any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Backup Servicer in an amount equal to (1) the Active Backup Servicer’s Fees which are accrued and unpaid as of the last day of the immediately preceding Fee Period plus (2) any Transition Costs not previously reimbursed to the Backup Servicer plus (3) the Active Backup Servicer’s Indemnified Amounts;
(v)	to the Lender in an amount equal to (and for the pro rata payment of) (A) the Fees which are due and payable on such Remittance Date pursuant to the terms of the Fee Letter and (B) any interest on any Loan which is accrued and unpaid as of the last day of the immediately preceding Fee Period;
(vi)	at any time prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, to the Servicer in an amount equal to the Servicing Fee which is accrued and unpaid as the last day of the immediately preceding Fee Period;
(vii)	to the Lender (for application to the repayment of Loans Outstanding) in an amount equal to the sum (in the following order, if the available amount should be insufficient to pay in full such sum), without duplication, of:
(x)	any Borrowing Base Deficiency;

(y)	the excess of the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool A Receivables, over the Pool A Borrowing Base; and

(z)	the excess of the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool B Receivables, over the Pool B Borrowing Base;
(viii)	on a pro rata basis, (A) to the Servicer in an amount equal to any Servicer Advances (and amounts to be reimbursed as Servicer Advances pursuant to Section 6.03) not previously reimbursed to the Servicer and (B) to the Lender in an amount equal to the aggregate amount of all other Obligations then due from the Borrower to the Lender or any Affected Party hereunder for the account of such parties as applicable (other than those specified in clauses (ix) through (xii) below);
(ix)	on or after the occurrence of the Program Termination Date (but prior to any Program Termination Cure Event with respect to the Program Termination Event related to such Program Termination Date), to the Lender for the repayment of Loans Outstanding in an amount equal to the lesser of (A) all remaining Available Funds in the Collection Account and (B) an amount necessary to repay the outstanding principal amount of all Loans in full;
(x)	on or after the occurrence of a Pool A Termination Event, to the Lender for the repayment of Pool A Loans in an amount equal to the lesser of (A) all remaining Available Funds in the Collection Account and (B) an amount necessary to repay the outstanding principal amount of all Pool A Loans in full;
(xi)	on or after the occurrence of a Pool B Termination Event with respect to any Underlying Originator, to the Lender for the repayment of Pool B Loans related to such Underlying Originator in an amount equal to the lesser of (A) all remaining Available Funds in the Collection Account and (B) an amount necessary to repay the outstanding principal amount of all Pool B Loans related to such Underlying Originator in full;
(xii)	to the related Qualifying Swap Counterparty under each Qualifying Interest Rate Swap in an amount equal to (and for the payment of) any QSC Subordinated Termination Payments which are due and payable by the Borrower to such Qualifying Swap Counterparty on such Remittance Date pursuant to the applicable Qualifying Interest Rate Swap; and
(xiii)	to the order of the Borrower, any remaining amounts.

          (d) Borrower Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.04 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the Facility Amount shall exceed the Borrowing Limit, then the Borrower shall remit to the Lender, prior to any Borrowing and in any event no later than the close of business of the Lender on such day (or if such day is not a Business Day, no later than the close of business of the Lender on the next succeeding Business Day), a payment (to be applied by the Lender to repay Loans selected by the Lender, in its sole discretion), in such amount as may be necessary to reduce the Facility Amount to an amount less than or equal to the Borrowing Limit. Notwithstanding anything to the contrary contained in this Section 2.04 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the Facility Amount shall exceed the Borrowing Base, then the Borrower shall (X) remit to the Lender, prior to any Borrowing and in any event no later than the close of business of the Lender on such day (or if such day is not a Business Day, no later than the close of business of the Lender on the next succeeding Business Day), a payment (to be applied by the Lender to repay Loans selected by the Lender, in its sole discretion), in such amount as may be necessary to reduce the Facility Amount to an amount less than or equal to the Borrowing Base or (Y) Pledge additional Eligible Receivables hereunder, prior to any Borrowing and in any event no later than the close of business of the Lender on such day (or if such day is not a Business Day, no later than the close of business of the Lender on the next succeeding Business Day) in such amount as may be necessary to increase the Borrowing Base to an amount equal to or greater than the Facility Amount.
          (e) Pool A Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.04 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool A Receivables, would exceed the Pool A Borrowing Base, then the Borrower shall remit to the Lender, prior to any Borrowing and in any event no later than the close of business of the Lender on such day (or if such day is not a Business Day, no later than the close of business of the Lender on the next succeeding Business Day), a payment (to be applied by the Lender to repay Loans with respect to Pool A Receivables selected by the Lender, in its sole discretion), in such amount as may be necessary to reduce such excess to zero.
          (f) Pool B Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.04 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool B Receivables, would exceed the Pool B Borrowing Base, then the Borrower shall remit to the Lender, prior to any Borrowing and in any event no later than the close of business of the Lender on such day (or if such day is not a Business Day, no later than the close of business of the Lender on the next succeeding Business Day), a payment (to be applied by the Lender to repay Loans with respect to Pool B Receivables selected by the Lender, in its sole discretion), in such amount as may be necessary to reduce such excess to zero.
          (g) Instructions to the Lender’s Bank. All instructions and directions given to the Lender’s Bank by the Servicer, the Borrower or the Lender pursuant to this Section 2.04 shall be in writing (including instructions and directions transmitted to the Lender’s Bank in electronic format), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of this Section 2.04. The Servicer and the Borrower shall immediately transmit to the Lender by telecopy a copy of all instructions and directions given to the Lender’s Bank by such party pursuant to this Section 2.04. The Lender shall immediately transmit to the Servicer and the Borrower by telecopy a copy of all instructions and directions given to the Lender’s Bank by the Lender, pursuant to this Section 2.04.
     SECTION 2.05 Security Deposit Account.
          (a) On or before the date hereof, the Borrower shall enter into a Security Deposit Account Agreement and open and maintain a segregated trust account (the “Security Deposit Account”) at the Lender’s Bank, for the receipt of amounts representing any Security Deposits with respect to any Pool A Contract by the related Obligor. The Servicer shall promptly deposit into the Security Deposit Account, all Security Deposits related to Pledged Pool A Receivables which are in the possession of, or come into the possession of, the Servicer or the Originator. Monies received in the Security Deposit Account shall be invested in Permitted Investments at the written direction of the Servicer or the Lender (as determined in accordance with the Security Deposit Account Agreement) during the term of this Agreement, and any income or other gain realized from such investment shall be held in the Security Deposit Account, subject to disbursement and withdrawal as herein provided. No such Permitted Investment shall mature later than the Business Day preceding the next following Remittance Date and shall not be sold or disposed of prior to its maturity. Monies shall be subject to withdrawal in accordance with Section 2.05(d) hereof.
          (b) The Servicer shall provide to the Borrower monthly written confirmation of investments of funds held in the Security Deposit Account, describing the Permitted Investments in which such amounts have been invested. Any funds not so invested shall be insured by the Federal Deposit Insurance Corporation.
          (c) If any amounts invested as provided in Section 2.05(a) hereof shall be subject to disbursement from the Security Deposit Account as set forth in Section 2.05(d) hereof, the Servicer shall cause such investments of such Security Deposit Account to be sold or otherwise converted to cash to the credit of such Security Deposit Account. The Servicer shall not be liable for any investment loss resulting from investment of money in the Security Deposit Account in any Permitted Investment in accordance with the terms hereof (other than in its capacity as obligor under any Permitted Investment and other than to the extent such loss results from the gross negligence or wilful misconduct of the Servicer).
          (d) Disbursements from the Security Deposit Account shall be made, to the extent funds therefore are available, only as follows (and with the prior written consent of the Collateral Agent in the case of clause (i) below; provided, however, that if the Lender’s Bank receives the Servicer’s direction in accordance with clause (i) below but does not receive such written consent of the Collateral Agent prior to 2:00 p.m. New York time on the Business Day prior to any Remittance Date, subject to the provisions of the Discrepancy Procedure, the Lender’s Bank shall disburse such funds in accordance with the information calculated by the Servicer on the related Monthly Remittance Report):
(i)	for deposit in the Collection Account in accordance with the direction of the Servicer prior to 2:00 p.m. New York time on the Business Day prior to any Remittance Date to the extent that the Servicer, in accordance with the terms of a Pool A Contract, has determined that amounts in respect of a Security Deposit shall be applied as full or partial Recoveries or, in its discretion, as a full or partial Scheduled Payment under such Pool A Contract;
(ii)	the Security Deposit with respect to a Pledged Pool A Receivable shall be paid to or upon the order of the Servicer at any time that the Pool A Contract with respect to which such Security Deposit has been made is no longer a Pledged Pool A Receivable, whether through maturity of such Pool A Contract or repurchase by the Servicer, for further disposition by the Servicer in accordance with the terms of the related Pool A Contract or applicable law; and
(iii)	any amounts remaining in the Security Deposit Account upon the Collection Date shall be distributed to or at the direction of the Servicer for further disposition in accordance with the terms of the related Contract or applicable law.
     SECTION 2.06 Cash Reserve Account.
          (a) From time to time after the date hereof, the Borrower may enter into one or more Cash Reserve Account Agreements and open and maintain a segregated trust account (any such account, a “Cash Reserve Account”) at the Lender’s Bank, for the receipt of amounts representing any Cash Reserves funded with respect to any Pool B Contract. The Servicer shall promptly deposit into the Cash Reserve Account, all Cash Reserves related to Pledged Pool B Receivables which are in the possession of, or come into the possession of, the Servicer or the Originator. Monies received in any Cash Reserve Account shall be invested in Permitted Investments at the written direction of the Servicer or the Lender (as determined in accordance with the Cash Reserve Account Agreement) during the term of this Agreement, and any income or other gain realized from such investment shall be held in such Cash Reserve Account, subject to disbursement and withdrawal as herein provided. No such Permitted Investment shall mature later than the Business Day preceding the next following Remittance Date and shall not be sold or disposed of prior to its maturity. Monies shall be subject to withdrawal in accordance with Section 2.06(d) hereof.

          (b) The Servicer shall provide to the Borrower monthly written confirmation of investments of funds held in each Cash Reserve Account, describing the Permitted Investments in which such amounts have been invested. Any funds not so invested shall be insured by the Federal Deposit Insurance Corporation.
          (c) If any amounts invested as provided in Section 2.06(a) hereof shall be subject to disbursement from a Cash Reserve Account as set forth in Section 2.06(d) hereof, the Servicer shall cause such investments of such Cash Reserve Account to be sold or otherwise converted to cash to the credit of such Cash Reserve Account. The Servicer shall not be liable for any investment loss resulting from investment of money in the Cash Reserve Account in any Permitted Investment in accordance with the terms hereof (other than in its capacity as obligor under any Permitted Investment and other than to the extent such loss results from the gross negligence or willful misconduct of the Servicer).
          (d) Disbursements from any Cash Reserve Account shall be made, to the extent funds therefore are available, only as follows:
(i)	for deposit in the Collection Account in accordance with the direction of the Servicer prior to 2:00 p.m. New York time on the Business Day prior to any Remittance Date to the extent that the Servicer, in accordance with the terms of a Pool B Contract, has determined that amounts in respect of a Cash Reserve shall be applied as full or partial Recoveries or, in its discretion, as a full or partial Scheduled Payment under such Pool B Contract;
(ii)	the Cash Reserve with respect to a Pool B Contract shall be paid to or upon the order of the Servicer at any time that the related Pool B Loan has been repaid in full and the Pool B Contract with respect to which such Cash Reserve has been made is no longer a Pledged Receivable, whether through maturity of such Contract or repurchase by the Servicer, for further disposition by the Servicer in accordance with the terms of the related Pool B Contract or applicable law; and
(iii)	any amounts remaining in the Cash Reserve Account upon the Collection Date shall be distributed to or at the direction of the Servicer for further disposition in accordance with the terms of the related Pool B Contract or applicable law.
     SECTION 2.07 Payments and Computations, Etc. (a) All amounts to be deposited or paid by the Borrower or the Servicer to the Lender hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Lender. The Borrower shall, to the extent permitted by law, pay to the Lender interest on all amounts not paid or deposited when due hereunder (whether owing by the Borrower or the Servicer) at the Base Rate, plus 2%, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of the Lender. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections with respect to any Pledged Receivable if at any time such distribution is rescinded or returned by the Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Breakage Fee and other fees hereunder (including, without limitation, the Fees, the Active Backup Servicer’s Fee, the Standby Backup Servicer’s Fee, the Custodian’s Fee and the Servicing Fee) shall be made on the basis of a year of 360 days (or 365 or 366 days for interest calculated at the Base Rate) for the actual number of days (including the first but excluding the last day) elapsed.
          (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fee payable hereunder, as the case may be; provided, however, that with respect to the calculation of interest, such extension of time shall not be included in more than one Interest Period.
          (c) If any Borrowing requested by the Borrower and approved by the Lender pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or wilful misconduct of the Lender or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct of the Lender or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund Loans or maintain Loans during such Interest Period. The Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.
     SECTION 2.08 Fees. (a) The Borrower shall pay the Lender certain fees (the “Fees”) in the amounts and on the dates set forth in a fee letter (the “Fee Letter”), dated the date hereof, among the Borrower and the Lender, as may be amended, restated, supplemented or otherwise modified from time to time.
          (b) All of the Fees payable pursuant to this Section 2.08 (other than Fees payable on the date hereof) shall be payable solely from amounts available for application pursuant to, and subject to the priority of, payment set forth in, Section 2.04.
     SECTION 2.09 Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (including, without limitation, any law or regulation resulting in any interest payments paid to a Lender under this Agreement being subject to United States withholding tax) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender or any Affiliate, successor or assign or participant thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, within ten days after written demand complying with Section 2.09(c) by the Lender, on behalf of such Affected Party, pay to the Lender, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments.
          (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule or regulation, directive, request or accounting principle or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive, request or accounting principle from any central bank, other governmental authority, agency or accounting authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), the Lender shall be paid, on behalf of such Affected Party (from Collections with respect to Pledged Receivables pursuant to, and subject to the priority of payment set forth in, Section 2.04), such additional amounts as will compensate such Affected Party for such reduction.
          (c) In determining any amount provided for in this Section 2.09, the Affected Party may use any reasonable averaging and attribution methods. The Lender, on behalf of any Affected Party making a claim under this Section 2.09, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.
          (d) If, as a result of any event or circumstance similar to those described in Section 2.09(a) or 2.09(b), any Affected Party (that is a Lender) is required to compensate a bank or other financial institution (including, without limitation, any Affiliate of Morgan Stanley) providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement, then, upon demand by such Affected Party, the Borrower shall pay, in accordance with Section 2.04, to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it, and shall notify each Qualified Swap Counterparty of such payment.

     SECTION 2.10 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent (and its successors and assigns) for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Sale Agreement, each Qualifying Interest Rate Swap, the Contract related to each Pledged Receivable, all other agreements, documents and instruments evidencing, securing or guarantying any Pledged Receivable and all other agreements, documents and instruments related to any of the foregoing (the “Assigned Documents”). Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default or a Program Termination Event, shall have the right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Collateral Agent or any of its Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. In addition, each of the Servicer and the Borrower confirms and agrees that the Servicer and the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under any such Assigned Document or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, immediately upon learning thereof. The parties hereto agree that such assignment to the Collateral Agent shall terminate upon the Collection Date.
     SECTION 2.11 Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Borrower hereby (i) collaterally assigns and pledges to the Collateral Agent (and its successors and assigns), for the benefit of the Secured Parties, and (ii) grants a security interest to the Collateral Agent (and its successors and assigns), for the benefit of the Secured Parties, in all property of the Borrower, whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Pledged Assets”), including, without limitation, all of the Borrower’s right, title and interest in, to and under:
          (a) all Pool A Receivables and Pool B Receivables purchased by (or otherwise transferred or pledged pursuant to the terms of the Purchase and Sale Agreement) to the Borrower under the Purchase and Sale Agreement from time to time (such Pool A Receivables, the “Pledged Pool A Receivables”, and such Pool B Receivables, the “Pledged Pool B Receivables”), all Other Conveyed Property related to the Pledged Receivables purchased by (or otherwise transferred or pledged pursuant to the terms of the Purchase and Sale Agreement) to the Borrower under the Purchase and Sale Agreement, all Related Security related to the Pledged Receivables, all interest of the Borrower in all Obligor Collateral related to the Pledged Receivables (together with all security interests in and insurance proceeds related to such Obligor Collateral and all proceeds from the disposition of such Obligor Collateral, whether by sale to the related Obligors or otherwise), any Security Deposits or Cash Reserve related to such Pledged Receivables, all Collections and other monies due and to become due under the Contracts (and, if applicable, Underlying Contracts) related to the Pledged Receivables received on or after the date such Pledged Receivables were purchased by (or purportedly purchased by) the Borrower under the Purchase and Sale Agreement;
          (b) the Assigned Documents, including, in each case, without limitation, all monies due and to become due to the Borrower under or in connection therewith;
          (c) the Collection Account, the Lockbox, the Lockbox Account, the Security Deposit Account, each Cash Reserve Account and all other bank and similar accounts relating to Collections with respect to Pledged Receivables (whether now existing or hereafter established) and all funds held therein, and all investments in and all income from the investment of funds in the Collection Account, the Lockbox Account, the Security Deposit Account, each Cash Reserve Account and such other accounts;
          (d) the Records relating to any Pledged Receivables;
          (e) all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase and Sale Agreement;
          (f) [Reserved];

          (g) each Qualifying Interest Rate Swap, any other interest rate protection agreement entered into with respect to the transactions contemplated under the RLSA and, in each case, all payments thereunder;
          (h) all Liquidation Proceeds relating to any Pledged Receivables; and
          (i) all proceeds of the foregoing property described in clauses (a) through (g) above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Pledged Receivables.
          The Borrower hereby authorizes the Collateral Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
     SECTION 2.12 Evidence of Debt. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such account(s) of the Lender shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 2.13 Release of Pledged Receivables. (a) Subject to Section 2.15 hereof, upon the repayment of any Loan, the Borrower may obtain the release of any Pledged Receivable and the related Other Conveyed Property or Related Security securing such Loan (including, without limitation, the release of any security interest of the Collateral Agent or the Borrower therein) by depositing into an account designated by the Lender the Release Price therefor on the date of such repayment; provided, that the foregoing release shall only be available if, after giving effect thereto and the application of the proceeds thereof in accordance with the terms hereof, there shall not be a Borrowing Base Deficiency, Program Termination Event, Pool A Termination Event or a Pool B Termination Event (and such Pool B Termination Event is related to such Pledged Receivable), or an event that but for notice or lapse of time or both would constitute any of the foregoing events.
          (b) The Borrower shall notify the Collateral Agent of any Release Price to be paid pursuant to this Section 2.13 on the Business Day on which such Release Price shall be paid specifying the Pledged Receivables to be released and the Release Price.
          (c) Promptly after the Collection Date has occurred, the Collateral Agent shall re-assign and transfer to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Pledged Assets, free and clear of any Adverse Claim resulting solely from an act by the Collateral Agent but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent.
     SECTION 2.14 Treatment of Amounts Paid by the Borrower. Amounts paid by the Borrower pursuant to Section 2.13 on account of Pledged Receivables shall be treated as payments on Pledged Receivables hereunder.
     SECTION 2.15 Prepayment; Certain Indemnification Rights; Termination. (a) The Borrower may prepay, in whole or in part, the outstanding principal amount of any Loans advanced hereunder. Any amounts so prepaid shall be applied to repay the outstanding principal amount of Loans allocated to an Interest Period or Interest Periods selected by the Lender. Amounts prepaid pursuant to this Section 2.15(a) may be reborrowed in accordance with the terms of this Agreement. If the Borrower intends to make an optional prepayment pursuant to this Section 2.15(a), the Borrower shall give five (5) Business Days’ prior written notice thereof to the Lender, specifying the intended Prepayment Date, the intended Prepayment Amount, whether the Loans being prepaid are Pool A Loans or Pool B Loans, a calculation of any applicable Breakage Fee and the Pledged Receivables that the Borrower shall request to have released pursuant to Section 2.13 in connection with such prepayment (and the Discounted Balance thereof). Any such optional prepayment of the outstanding principal amount of any Loans advanced hereunder shall be accompanied by all interest accrued with respect thereto and the Prepayment Premium with respect to the applicable Prepayment Amount and Prepayment Date. If such notice is given, the principal amount specified in such notice (together with all interest accrued with respect thereto and the Prepayment Premium related thereto) shall be due and payable on the Prepayment Date specified therein. Notwithstanding the foregoing, any payment by the Borrower required pursuant to Section 2.04(c)(vii), Section 2.04(d),(e) or (f) or, in connection with the occurrence of an Event of Default, pursuant to Section 7.01 hereof shall not be considered an optional prepayment and no Prepayment Premium shall be required to be paid in respect thereof.
          (b) Without limiting any other provision hereof, the Borrower agrees to indemnify the Lender, the Qualifying Swap Counterparty and any Affiliate thereof and to hold each such Person harmless from any cost, loss or expense which it may sustain or incur as a consequence of (i) the Borrower making any optional prepayment pursuant to Section 2.15(a) hereof, (ii) any default by the Borrower in making any optional prepayment pursuant to Section 2.15(a) hereof after notice of such prepayment has been given, (iii) any failure by the Borrower to take a Loan hereunder after notice of such Loan has been given pursuant to this Agreement, (iv) any acceleration of the maturity of any Loans by the Lender in accordance with the terms of this Agreement, including, but not limited to, any Breakage Fees, any cost, loss or expense arising related to the termination (in whole or in part) or amendment of any Qualifying Interest Rate Swap and from interest or fees payable by the Lender to lenders of funds obtained by it in order to advance or maintain the Loans hereunder. Indemnification pursuant to this Section shall survive the termination of this Agreement and shall include reasonable fees and expenses of counsel and expenses of litigation.
          (c) Notwithstanding any other provision hereof, the Borrower shall not terminate or amend this Agreement or any other Transaction Document or reduce the Borrowing Limit prior to the Facility Maturity Date without the Lender’s prior written consent, which consent may be withheld in the Lender’s sole discretion.
     SECTION 2.16 Increase of Borrowing Limit. The Borrower may, upon 30 days’ prior written notice to the Lender (with a simultaneous copy to the Initial Qualifying Swap Counterparty), request that the Borrowing Limit be increased, which request may be granted in the sole discretion, and with the written consent, of the Lender, it being agreed that the Borrower shall pay to the Lender the fee related to such increase that is required pursuant to the terms of the Fee Letter.
ARTICLE III.
CONDITIONS OF LOANS
     SECTION 3.01 Conditions Precedent to Initial Borrowing. The initial Borrowing hereunder is subject to the conditions precedent that:
          (a) the Arrangement Fee (as such term is defined in the Fee Letter) shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws; and
          (b) the Lender shall have received on or before the date of such Borrowing the items listed in Schedule I hereto, each in form and substance satisfactory to the Lender.
     SECTION 3.02 Conditions Precedent to All Borrowings. Each Borrowing (including the initial Borrowing, except as explicitly set forth below) by the Borrower from the Lender shall be subject to the further conditions precedent that:
          (a) With respect to any such Borrowing (other than the initial Borrowing), on or prior to the date of such Borrowing, the Servicer shall have delivered to the Lender, in form and substance satisfactory to the Lender, the most recent Monthly Remittance Report required by the terms of Section 6.10(b);
          (b) After giving effect to such Borrowing requested by the Borrower the following statements shall be true (and the Borrower shall be deemed to have certified that):

(i)	the Facility Amount will not exceed the lesser of the (x) Borrowing Limit and (y) the Borrowing Base;
(ii)	the Facility Amount, calculated solely with respect to Loans secured by Pool A Receivables, will not exceed the Pool A Borrowing Base; and
(iii)	the Facility Amount, calculated solely with respect to Loans secured by Pool B Receivables, will not exceed the Pool B Borrowing Base;
          (c) On the Borrowing Date of such Borrowing, the following statements shall be true and correct, and the Borrower by accepting any amount of such Borrowing shall be deemed to have represented that:
(i)	the representations and warranties contained in Section 4.01 are true and correct in all material respects, before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date;
(ii)	no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Program Termination Event hereunder or an event that but for notice or lapse of time or both would constitute a Program Termination Event;
(iii)	with respect to any Borrowing of a Pool A Loan, no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Pool A Termination Event hereunder or an event that but for notice or lapse of time or both would constitute a Pool A Termination Event;
(iv)	with respect to any Borrowing of a Pool B Loan, no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Pool B Termination Event with respect to the Underlying Originator related to the Pool B Receivable securing such Pool B Loan or an event that but for notice or lapse of time or both would constitute such a Pool B Termination Event;
(v)	(A) the principal amount of such Loan being advanced on such Borrowing Date is not less than $500,000, (b) on and as of such Borrowing Date, after giving effect to such Borrowing, the Facility Amount does not exceed the lesser of (A) the Borrowing Limit and (B) the Borrowing Base, (c) on and as of such Borrowing Date, after giving effect to such Borrowing, the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool A Receivables, does not exceed the Pool A Borrowing Base, and (d) on and as of such Borrowing Date, after giving effect to such Borrowing, the aggregate Facility Amount hereunder, calculated solely with respect to Loans secured by Pool B Receivables, does not exceed the Pool B Borrowing Base;
(vi)	(A) the Borrower has delivered to the Lender a copy of the Notice of Borrowing and the related Notice of Pledge (together with the attached Receivables Schedule) pursuant to Section 2.02, each appropriately completed and executed by the Borrower, (B) the Borrower has delivered or caused to have been delivered to the Custodian the Notice of Pledge and each item listed in the definition of Receivable File with respect to the Receivables being Pledged hereunder three (3) or, in the case of the initial Borrowing Date hereunder, four (4) Business Days prior to such Borrowing Date, (C) the Contract related to each Receivable being Pledged hereunder on such Borrowing Date has been duly assigned by the Originator to the Borrower and duly assigned by the Borrower to the Collateral Agent and (D) by 2:00 P.M. (New York City time) on the Business Day immediately preceding such Borrowing Date, a Collateral Receipt from the Custodian confirming that, inter alia, the Receivable Files received on or before such Business Day conform with the Receivables Schedule delivered to the Custodian and the Lender pursuant to Section 2.02;

(vii)	all terms and conditions of the Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Receivable being Pledged hereunder on such Borrowing Date (and the Other Conveyed Property and Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein (other than with respect to Equipment which has a value of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts), shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent a first priority perfected security interest in such Receivables, Related Security and the Other Conveyed Property related thereto and the proceeds thereof shall have been made, taken or performed;
(viii)	(A) the initial Servicer shall have taken or caused to be taken all steps necessary under all applicable law (including the filing of an Obligor Financing Statement) in order to cause a valid, subsisting and enforceable perfected, first priority security interest to exist in Originator’s favor in the Obligor Collateral securing each Receivable being Pledged hereunder on such Borrowing Date (other than with respect to Equipment which has a value of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts), (B) the Originator shall have assigned the perfected, first priority security interest in the Obligor Collateral to the Borrower pursuant to the Purchase and Sale Agreement and (C) the Borrower shall have assigned the perfected, first priority security interest in the Obligor Collateral (and the proceeds thereof) referred to in clause (A) above to the Collateral Agent, pursuant to Section 2.11 hereof;
(ix)	if the Obligor Collateral related to any Receivable securing such Borrowing is a Vehicle, the Borrower shall have delivered to the applicable Registrar of Titles an application for a Certificate of Title for such Vehicle satisfying the Titling Requirements; and
(x)	the Borrower shall have taken all steps necessary under all applicable law in order to cause to exist in favor of the Collateral Agent a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s interest in the Obligor Collateral related to each Receivable being Pledged hereunder on such Borrowing Date (other than with respect to Underlying Equipment which has a value of less than $25,000 and is leased under Dollar Purchase Option Contracts or $50,000 and is leased under FMV Contracts);
          (d) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loans by the Lender in accordance with the provisions hereof; and
          (e) The Lender shall have received and found to be satisfactory with respect to Pledged Receivables being Pledged in connection with such Borrowing, which have been previously pledged to any lender by the Originator, the Borrower or any Affiliate thereof under any other financing facility, evidence of the release of any liens granted in connection with such financing with respect to any such Pledged Receivables.
          (f) Unless a credit agreement and/or security agreement, including but not limited to any such agreement with National City Bank, as agent, related to Receivables being Pledged by the Borrower in connection with such Borrowing, shall have provided for an automatic release of the Agent’s or Collateral Agent’s, as applicable, lien and security interest in such Receivables granted thereunder, the applicable agent or lender shall have executed and delivered to the Borrower and the Collateral Agent a partial release letter and the Borrower shall have duly filed with the appropriate filing office a UCC-3 partial release evidencing the release contained in such release letter, in each case in a form satisfactory to the Collateral Agent.
     SECTION 3.03 Advances Do Not Constitute a Waiver. No advance of a Loan hereunder shall constitute a waiver of any condition to the Lender’s obligation to make such an advance unless such waiver is in writing and executed by the Lender.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the date hereof, on each Borrowing Date and on the first day of each Rollover Interest Period, as follows:
          (a) Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Remittance Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Borrowing Base or the Eligible Receivables Balance is an Eligible Receivable.
          (b) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Pledged Receivables requires such qualification.
          (c) The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent a first priority perfected security interest in the Pledged Assets on the terms and conditions of this Agreement. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Pledged Receivables, other than such as have been met or obtained.
          (d) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or limited liability company agreement of the Borrower or any contract or other agreement to which or the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
          (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of Borrower or with respect to this Agreement, which, if adversely determined, could have a Material Adverse Effect.
          (f) In selecting the Receivables to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lender.
          (g) The grant of the security interest in the Pledged Assets by the Borrower to the Collateral Agent pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Pledged Assets have been sold, transferred, assigned or pledged by the Borrower to any Person, other than the Pledge of such Assets to the Collateral Agent pursuant to the terms of this Agreement.

          (h) The Borrower has no Debt or other indebtedness which, in the aggregate, exceeds $10,000, other than Debt incurred under the terms of the Transaction Documents.
          (i) The Borrower has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Documents.
          (j) No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
          (k) The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower except for those taxes being contested in good faith by appropriate proceedings and in respect of which no penalty may be assessed from such contest and it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
          (l) The chief executive office of the Borrower is located at 110 Poplar Street, Suite 101, Wilmington, DE 19801 and the location of the Borrower’s records regarding the Pledged Receivables (other than those delivered to the Custodian)) is at One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103.
          (m) The Borrower’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lender upon receipt of a notice delivered to the Lender pursuant to Section 6.18), the Borrower has not changed its name since its formation; the Borrower does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lender upon receipt of a notice delivered to the Lender pursuant to Section 6.18).
          (n) The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
          (o) The Borrower has no subsidiaries.
          (p) The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Pledged Receivables by the Originator under the Purchase and Sale Agreement.
          (q) No Monthly Remittance Report or Borrowing Base Certificate (each if prepared by the Borrower or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Borrower to the Lender in connection with this Agreement is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed in writing to the Lender, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
          (r) No proceeds of any Loans will be used by the Borrower to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.
          (s) There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Pledged Assets contemplated by Section 2.10.

          (t) The Borrower is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Borrower otherwise subject to regulation thereunder.
          (u) No Event of Default or Unmatured Event of Default has occurred and is continuing.
          (v) Each of the Pledged Receivables was underwritten and is being serviced in conformance with Originator’s standard underwriting, credit, collection, operating and reporting procedures and systems (including, without limitation, the Credit and Collection Policy).
          (w) The Borrower is in compliance with ERISA in all material respects. No steps have been taken to terminate any Borrower Pension Plan which could result in material liability, and no contribution failure has occurred with respect to any Borrower Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Borrower Pension Plan which could result in the Borrower or any ERISA Affiliate of Borrower incurring any material liability, fine or penalty.
          (x) There is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.
          (y) Notwithstanding anything to the contrary in the Netbank Facility, no Pledged Receivable constitutes (for purposes of the Netbank Facility) an “Eligible Receivable” as defined under the Netbank Facility.
     SECTION 4.02 Representations and Warranties of the Servicer. The Servicer (so long as the Servicer is not the Backup Servicer as successor Servicer) hereby represents and warrants, as of the date hereof, on each Borrowing Date, on each Remittance Date and on the first day of each Rollover Interest Period, as follows:
          (a) Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate or Monthly Remittance Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Borrowing Base or the Eligible Receivables Balance is an Eligible Receivable.
          (b) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes servicing Receivables on behalf of third parties and itself) and is duly qualified and in good standing under the laws of each jurisdiction where its servicing of the Pledged Receivables requires such qualification.
          (c) The Servicer has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.
          (d) The execution, delivery and performance of this Agreement by the Servicer and all other agreements and instruments executed and delivered or to be executed and delivered by the Servicer pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or bylaws of the Servicer or any material contract or other agreement to which the Servicer is a party or by which the Servicer or any of its property or assets may be bound.
          (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer or with respect to this Agreement, which, if adversely determined, could have a Material Adverse Effect.
          (f) No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
          (g) The Servicer has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Servicer except for those taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Servicer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
          (h) The chief executive office of the Servicer (and the location of the Servicer’s records regarding the Pledged Receivables (other than those delivered to the Custodian)) is located at One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103.
          (i) The Servicer’s legal name is as set forth in this Agreement; other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lender upon receipt of a notice delivered to the Lender pursuant to Section 6.18), the Servicer has not changed its name since its formation; the Servicer does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Lender upon receipt of a notice delivered to the Lender pursuant to Section 6.18).
          (j) The Servicer is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Servicer is paying its debts as they become due; and the Servicer, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
          (k) As of the date hereof and as of the date of delivery of any Monthly Remittance Report or Borrowing Base Certificate, no Monthly Remittance Report or Borrowing Base Certificate (each if prepared by the Servicer or to the extent that information contained therein is supplied by the Servicer), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Servicer to the Lender in connection with this Agreement is or will be inaccurate in any material respect, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
          (l) The Servicer is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, nor is the Servicer otherwise subject to regulation thereunder.
          (m) No Event of Default or Unmatured Event of Default has occurred and is continuing.
          (n) Each of the Pledged Receivables was underwritten and is being serviced in conformance with Originator’s and the Servicer’s standard underwriting, credit, collection, operating and reporting procedures and systems (including, without limitation, the Credit and Collection Policy).
          (o) Any Computer Tape or Listing made available by the Servicer to the Lender was complete and accurate in all material respects as of the date on which such Computer Tape or Listing was made available.

          (p) The Servicer is in compliance with ERISA in all material respects. No steps have been taken to terminate any Servicer Pension Plan which could result in material liability, and no contribution failure has occurred with respect to any Servicer Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Servicer Pension Plan which could result in the Servicer or any ERISA Affiliate of Servicer incurring any material liability, fine or penalty.
          (q) There is not now, nor will there be at any time in the future, any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.
          (r) Notwithstanding anything to the contrary in the Netbank Facility, no Pledged Receivable constitutes (for purposes of the Netbank Facility) an “Eligible Receivable” as defined under the Netbank Facility.
     SECTION 4.03 Resale of Receivables Upon Breach of Covenant or Representation and Warranty by Borrower. The Borrower or the Servicer, as the case may be, shall inform the other parties to this Agreement and the Qualifying Swap Counterparty promptly, in writing, upon the discovery of any breach of the representations, warranties and/or covenants contained in Section 4.01, Section 4.02 or Section 5.01; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Borrower under this Section 4.03 to sell any Pledged Receivable. Upon the discovery by or notice to the Borrower of any such breach that also constitutes a LEAF Purchase Event under and as defined in the Purchase and Sale Agreement, the Borrower shall have an obligation to, and the Borrower shall, resell to the Originator pursuant to the Purchase and Sale Agreement (and the Collateral Agent may enforce such obligation of the Borrower to sell) any Pledged Receivable adversely affected by any such breach. The Servicer shall notify the Collateral Agent promptly, in writing, of any failure by the Borrower to so resell any such Pledged Receivable. In connection with the resale of such Pledged Receivable, the Borrower shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such resale. It is understood and agreed that the obligation of the Borrower to resell to the Originator, and the obligation of the Originator to purchase, any Receivables which are adversely effected by a LEAF Purchase Event is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Receivable which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the related Obligor.
     SECTION 4.04 Representations and Warranties of the Lender. The Lender hereby represents and warrants, as of the date hereof, on each Borrowing Date and on the first day of each Rollover Interest Period, that it is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act.
ARTICLE V.
GENERAL COVENANTS OF THE BORROWER AND THE SERVICER
     SECTION 5.01 General Covenants. (a) The Borrower will observe all corporate procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under applicable law.
          (b) The Borrower will at all times ensure that (i) its members act independently and in its interests and in the interests of its creditors, (ii) it shall at all times maintain at least one independent manager who (A) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of the Borrower or an Affiliate thereof (other than acting as independent manager or in a similar capacity) and (B) is not a member of the Borrower or an Affiliate thereof (other than a special independent member of the Borrower or a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by Originator or an Affiliate of any of them), (iii) its assets are not commingled with those of Originator or any other Affiliate of the Borrower, (iv) its members duly authorize all of its limited liability company actions, (v) it maintains separate and accurate records and books of account and such books and records are kept separate from those of Originator and any other Affiliate of the Borrower and (vi) it maintains minutes of the meetings and other proceedings of the members. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.
          (c) The Borrower will pay its operating expenses and liabilities from its own assets.
          (d) The Borrower will not have any of its indebtedness guaranteed by Originator or any Affiliate thereof. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of Originator, and the Borrower will not engage in business transactions with Originator, except on an arm’s-length basis. The Borrower will not hold Originator out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any of its financial statements consolidated with those of Originator to state that the Borrower is a separate corporate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.
          (e) In its capacity as Servicer, LEAF Financial will, to the extent necessary, maintain separate records on behalf of and for the benefit of the Lender, act in accordance with instructions and directions, delivered in accordance with the terms hereof, from the Borrower, and/or the Lender in connection with its servicing of the Pledged Receivables hereunder, and will ensure that, at all times when it is dealing with or in connection with the Pledged Receivables in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.
          (f) The Servicer (if LEAF Financial or an Affiliate thereof) shall, to the extent required by applicable law, disclose all material transactions associated with this transaction in appropriate regulatory filings and public announcements. The annual financial statements of Resource America (including any consolidated financial statements) shall disclose the effects of the transactions contemplated by the Purchase and Sale Agreement as a sale of Receivables, Related Security and Other Conveyed Property to the Borrower, and the annual financial statements of the Borrower shall disclose the effects of the transactions contemplated by this Agreement as a loan to the extent required by and in accordance with GAAP, it being understood that the Loans to the Borrower under this Agreement will be treated as debt on the consolidated financial statements of Resource America.
          (g) The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Thacher Proffitt & Wood LLP, as special counsel to the Originator and the Borrower, issued in connection with the Purchase and Sale Agreement and relating to the issues of substantive consolidation and true conveyance of the Pledged Receivables.
          (h) Except as otherwise provided herein or in any other Transaction Document, neither the Borrower nor the Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or (if the Servicer is LEAF Financial or an Affiliate thereof) suffer to exist any Adverse Claim upon or with respect to, any Pledged Receivable, any Collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets. Except as otherwise provided herein or in any other Transaction Document, the Servicer shall not create, or (if the Servicer is LEAF Financial or an Affiliate thereof) permit any action to be taken by any Person to create, any Adverse Claim upon or with respect to any of the Borrower’s assets.
          (i) The Borrower will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) other than with respect to asset dispositions in connection with an optional prepayment pursuant to Section 2.15(a) hereof, or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person without the prior written consent of the Lender.
          (j) The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase and Sale Agreement in any manner other than a sale and absolute assignment of Receivables, Related Security and Other Conveyed Property by Originator to the Borrower constituting a “true conveyance” for bankruptcy purposes.

          (k) The Borrower will not amend, modify, waive or terminate any terms or conditions of the Purchase and Sale Agreement without the written consent of the Lender, and shall perform its obligations thereunder.
          (l) The Borrower will not make any amendment, modification or other change to its certificate of formation or limited liability company agreement that would materially and adversely affect the Lender without the Lender’s prior written consent, and shall notify the Lender prior to making any amendment, modification or other change to its certificate of formation or limited liability company agreement prior to the effectiveness thereof.
          (m) Neither the Borrower nor (if the Servicer is LEAF Financial or an Affiliate thereof) the Servicer will make or allow to be made any material amendment to the Credit and Collection Policy without the prior written consent of the Lender (and the Lender hereby agrees to take commercially reasonable efforts to respond to any request for such consent in a timely manner). Neither the Borrower nor (if the Servicer is LEAF Financial or an Affiliate thereof) the Servicer will make or allow to be made any non-material amendment to the Credit and Collection Policy without the prior written consent of the Lender; provided, that if the Lender has not responded to a written request for such consent within ten (10) Business Days of receipt thereof, the Lender shall be deemed to have consented to such request.
          (n) If the Borrower or the Servicer receives any Collections with respect to any Pledged Receivable, the Borrower or the Servicer, as applicable, will remit such Collections to the Collection Account within one (1) Business Day of the Borrower’s or the Servicer’s identification thereof.
          (o) The Servicer shall cause:
(i)	the Obligor under each Contract to remit all payments owed or otherwise payable (including, without limitation, amounts payable by the Obligor in its role as a servicer of Underlying Contracts sold to the Originator) by such Obligor under such Contract (or any servicer on its behalf) to the Lockbox or by wire transfer to the Lockbox Account;
(ii)	the Lockbox Bank to deposit all Collections with respect to any Pledged Receivable in the Lockbox into the Lockbox Account on each Business Day; and
(iii)	the Lockbox Bank to remit all Collections with respect to any Pledged Receivable on deposit in the Lockbox Account (or any sub-account thereof or any related account) to the Collection Account on each Business Day.
          (p) The Borrower shall deliver or cause to be delivered to the Custodian four (4) Business Days prior to the initial Borrowing Date hereunder and three (3) Business Days prior to any other Borrowing Date hereunder a Notice of Pledge and each item listed in the definition of Receivable File with respect to the Receivables being Pledged hereunder on such Borrowing Date.
          (q) The Borrower shall deliver to the Lender on each Purchase Date a copy of the Assignment delivered to it on such Purchase Date.
          (r) Each of the Servicer (and, if the Servicer is not LEAF Financial or an Affiliate thereof, upon the Servicer gaining knowledge thereof) and the Borrower shall promptly notify the Lender of the occurrence of any Servicer Default, Event of Default, Program Termination Event, Pool A Termination Event or Pool B Termination Event (any event that, if it continues uncured, would, with lapse of time or notice or lapse of time and notice, constitute any Servicer Default, Event of Default, Program Termination Event, Pool A Termination Event or Pool B Termination Event).
          (s) Each of the Servicer (if the Servicer is LEAF Financial or an Affiliate thereof) and the Borrower shall take all actions (in the case of Obligor Collateral with an original cost over $100,000) and all commercially reasonable actions (in the case of Obligor Collateral with an original cost of $100,000 or less) necessary to ensure that the Originator is at all times named as loss payee under each Insurance Policy with respect to Obligor Collateral related to a Pledged Receivable.

          (t) On each Borrowing Date, a Qualifying Interest Rate Swap, in form and substance satisfactory to the Lender, shall be duly executed by the Borrower and a Qualifying Swap Counterparty, and any amounts required to have been paid thereunder as of such Remittance Date shall have been paid and any obligations required to have been performed thereunder as of such Remittance Date shall have been performed.
          (u) Each of the Servicer (if the Servicer is LEAF Financial or an Affiliate thereof) and the Borrower shall take all actions necessary to ensure that each Pool B Contract purchased by the Borrower under the Purchase and Sale Agreement contains “Seller Events of Default” or similar events of default (“Parallel Defaults”) which (i) would occur if a Pool B Termination Event with respect to the related Underlying Originator occurred, (ii) would entitle the Borrower, as assignee of the Originator’s rights under such Contract, to deliver, or cause the delivery of, redirection notices which would require all Underlying Obligors to make all payments under Underlying Contracts sold or pledged to the Originator under such Contract to the Lockbox Account or an account designated by the Borrower or such Servicer and (iii) would entitle the Borrower, as assignee of the Originator’s rights under the Contract, to receive 100% of all payments under the Underlying Contracts sold or pledged to the Originator under such Contract in the event of such a Parallel Default. If a Parallel Default or any “Seller Events of Default” or similar events of default under a Pool B Contract related to the financial condition of the applicable Underlying Originator, the tangible net worth of the applicable Underlying Originator or any cross default (a Parallel Default or any such “Seller Events of Default” or similar events of default being referred to herein as “Critical Defaults”) shall occur, then each of the Servicer (if the Servicer is LEAF Financial or an Affiliate thereof) and the Borrower shall take all actions necessary to ensure (x) that no such Critical Default is waived and (y) the prompt delivery to all related Underlying Obligors of a redirection notice which would require such Underlying Obligors to make all payments under Underlying Contracts sold or pledged to the Originator under such Contract to the Lockbox Account. Each of the Servicer and the Borrower shall notify the Lender promptly upon learning of the occurrence of any “Seller Event of Default” or similar event of default under any Pool B Contract.
          (v) The Borrower shall not acquire any debt obligation or interest therein if, after giving effect to such acquisition, more than 40 percent of the debt obligations or interests therein held by the Borrower (as determined under the rules of Treasury Regulation 301.7701(i)-1(c)) would consist of real estate mortgages or interests therein (as defined in Treasury Regulation 301.7701(i)-1(d)).
          (w) In connection with satisfying the Titling Requirements, the Servicer shall take commercially reasonable efforts to deliver or cause to be delivered to the Custodian in accordance with this Agreement and the Custodial Agreement, the original certificate of title for each Vehicle registered in Florida.
          (x) The Pledged Receivables shall not be refinanced with any proceeds of the Netbank Facility.
          (y) Within the applicable time period required by any agreement, document or instrument related to a credit facility, provided to (i) LEAF Financial, Resource America, any LEAF Managed Entity or any of such Person’s respective Affiliates that have entered into any credit facility where such Person is a lender (a “LEAF Affiliate Borrower”) or (ii) any subsidiary of LEAF Financial, Resource America or any LEAF Managed Entity, (each, a “LEAF Credit Facility Document”), but in any event no later than two days following the Servicer’s knowledge thereof, the Servicer shall notify the Collateral Agent and each Lender if (i) LEAF Financial, Resource America, any of their respective subsidiaries or any LEAF Affiliate Borrower fails to observe or perform any covenant or agreement under any LEAF Credit Facility Document or (ii) any event of default, servicer default, unmatured event of default or unmatured servicer default (each such event set forth in clause (i) or (ii), an “Other Default”) occurs under any such LEAF Credit Facility Document, whether or not such Other Default is called, waived or cured.
          (z) LEAF Financial shall not and shall not cause any subordinated Debt of LEAF Financial or any of its consolidated subsidiaries, in either case, which has been issued to such Person’s parent, to be accelerated prior to the Facility Maturity Date.
     SECTION 5.02 Delivery of Servicing Agreement Electronic Images to the Backup Servicer. On or prior to November 26, 2008, the Servicer shall deliver to the Backup Servicer electronic images of all existing servicing agreements and vendor contracts related to the Pledged Receivables (“Servicing Agreement Electronic Images”) in an electronic format mutually acceptable to the Servicer and the Backup Servicer. On each Backup Servicer

Delivery Date following November 26, 2008, the Servicer shall deliver to the Backup Servicer all Servicing Agreement Electronic Images in an electronic format mutually acceptable to the Servicer and the Backup Servicer with respect to all then existing servicing agreements and vendor contracts which had not previously been delivered to the Backup Servicer.
ARTICLE VI.
ADMINISTRATION AND SERVICING; CERTAIN COVENANTS
     SECTION 6.01 Appointment and Designation of the Servicer. (a) The Borrower and the Lender hereby appoint the Person designated by the Lender from time to time, pursuant to this Section 6.01 (the “Servicer”), as their agent to service, administer and collect the Pledged Receivables and otherwise to enforce their respective rights and interests in and under the Pledged Receivables and the other Pledged Assets. The Servicer shall collect such Pledged Receivables under the conditions referred to above by means of the collection procedures as set forth in the Credit and Collection Policy, to the extent consistent with the provisions of this Article VI. Unless otherwise specified by the Borrower, the Servicer’s authorization under this Agreement shall terminate on the Collection Date. Until the Lender gives notice to the Borrower of a designation of a new Servicer upon the occurrence and during the continuance of any Servicer Default, or consents in writing to the appointment by the Borrower of a new Servicer, LEAF Financial is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer, pursuant to the terms hereof at all times until the earlier of the Lender’s designation of the Backup Servicer or any other Person as the new Servicer (upon the occurrence and during the continuance of any Servicer Default), the delivery by the Lender of its written consent to the appointment by the Borrower of a new Servicer or the Collection Date. Upon the occurrence and during the continuance of any Servicer Default, the Lender may at any time designate as Servicer the Backup Servicer, or any other Person with demonstrated experience in servicing equipment leases and loans, to succeed LEAF Financial or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
          Each of the Borrower and LEAF Financial hereby grants to any successor Servicer an irrevocable power of attorney to take any and all steps in the Borrower’s, LEAF Financial’s or the Servicer’s name, as applicable, and on behalf of the Borrower or LEAF Financial, necessary or desirable, in the determination of such successor Servicer, to service, administer or collect any and all Pledged Receivables including, without limitation, to make withdrawals from the Security Deposit Account pursuant to Section 2.05 and any Cash Reserve Account pursuant to Section 2.06. In accordance therewith, each of the Borrower and LEAF Financial shall deliver an executed power of attorney in the form of Exhibit H hereto to each of the Backup Servicer and the Collateral Agent.
          (b) The Servicer is hereby authorized to act for the Borrower and the Lender and, in such capacity, shall manage, service, administer and arrange collections on the Pledged Receivables and perform the other actions required by the Servicer under this Agreement for the benefit of the Lender. The Servicer agrees that its servicing of the Pledged Receivables shall be carried out in accordance with customary and usual procedures of institutions which service equipment lease and loan contracts and receivables and, to the extent more exacting, the degree of skill and attention that the Servicer exercises from time to time, with respect to all comparable equipment lease and loan contracts and receivables that it services for itself or others in accordance with the Credit and Collection Policy (or if the Backup Servicer has been appointed as Servicer, the Backup Servicer’s customary collection policies) and, to the extent more exacting, the requirements of this Article VI. The Servicer’s duties shall include, without limitation, collecting and posting of all Collections with respect to any Pledged Receivable, responding to inquiries of Obligors on the Pledged Receivables, investigating delinquencies, sending invoices, payment statements or payment books to Obligors, reporting any required tax information to Obligors, policing the collateral, enforcing the terms of the Contracts (and any documents related thereto) related to any Pledged Receivables, complying with the terms of the Lockbox Agreement, accounting for Collections with respect to any Pledged Receivable, furnishing monthly and annual statements to the Lender with respect to distributions and performing the other duties specified herein.
          (c) The Servicer will require each Underlying Originator to (i) service all Underlying Contracts in a manner consistent with the applicable Underlying Originator Credit and Collection Policy (which the Servicer has reviewed and approved in accordance with the Credit and Collection Policy) and (ii) provide to the Servicer a monthly data feed, which shall be in form and content satisfactory to the Servicer. The Servicer shall, or shall cause a third party servicer appointed by the Servicer and approved by the Lender (such approval not to be unreasonably withheld) to, provide servicing similar to the servicing that the Servicer is obligated to provide hereunder with respect to any Underlying Contracts to the extent that the related Underlying Originator fails to service such Underlying Contracts in a manner consistent with the applicable Underlying Originator Credit and Collection Policy.
          (d) To the extent consistent with the standards, policies and procedures otherwise required hereby, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. The Servicer is authorized to release liens on Obligor Collateral in order to collect insurance proceeds with respect thereto and to liquidate such Obligor Collateral in accordance with its customary standards, policies and procedures; provided, however, that, notwithstanding the foregoing, the Servicer shall not, (i) except pursuant to an order from a court of competent jurisdiction, release an Obligor from payment of any unpaid amount under any Pledged Receivable or (ii) waive the right to collect the unpaid balance of any Pledged Receivable from such Obligor, except that, subject to Section 6.02(a), the Servicer may forego collection efforts if the amount which the Servicer, in its reasonable judgment, expects to realize in connection with such collection efforts is determined by the Servicer, in its reasonable judgment, to be less than the reasonably expected costs of pursuing such collection efforts and if the Servicer would forego such collection efforts in accordance with its customary procedures. The Servicer is hereby authorized to commence, in its own name (in its capacity as Servicer), if possible, or in the name of the Borrower or the Lender (provided that if the Servicer is acting in the name of the Borrower or the Lender, the Servicer shall have obtained the Borrower’s or the Lender’s consent, as the case may be, which consent shall not be unreasonably withheld), a legal proceeding to enforce any Pledged Receivable (or any terms or provisions of the related Contract) or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Pledged Receivable or any related Contract, Obligor or Obligor Collateral. If the Servicer commences or participates in such a legal proceeding in its own name, the Borrower or the Lender, as the case may be, shall thereupon be deemed to have automatically assigned such Pledged Receivable to the Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Servicer is authorized and empowered by the Borrower or the Lender, as the case may be, to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Borrower or the Lender, as the case may be, shall furnish the Servicer with any powers of attorney and other documents which the Servicer may reasonably request in writing and which the Servicer deems necessary or appropriate and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement. If, however, in any suit or legal proceeding it is held that the Servicer may not prosecute such suit or legal proceeding on the grounds that it is not an actual party in interest or a holder entitled to enforce such suit or legal proceeding, the Borrower shall take such steps as the Servicer deems necessary to prosecute such suit or legal proceeding, including bringing suit in its name.
     SECTION 6.02 Collection of Receivable Payments; Modification and Amendment of Receivables; Lockbox Agreements. (a) Consistent with and subject to the standards, policies and procedures required by this Agreement, the Servicer shall collect all payments called for under the terms and provisions of the Contracts related to the Pledged Receivables (and the terms and provisions of any documents related thereto) as and when the same shall become due and shall follow such collection procedures with respect to the Pledged Receivables and the related Contracts and Insurance Policies as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lender with respect thereto.
          (b) The Servicer shall remit all payments by or on behalf of the Obligors received directly by the Servicer to the Collection Account, without deposit into any intervening account as soon as practicable, but in no event later than the end of business on the Business Day of identification thereof as payments by or on behalf of the Obligors.
     SECTION 6.03 Realization Upon Receivables. Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any Obligor Collateral securing a Pledged Receivable within a number of days consistent with the Credit and Collection Policy of an uncured failure of the related Obligor to make any payment which it is obligated to make under the related Contract or an earlier date that would be customary under the circumstances involved (as determined in accordance with the Credit and Collection Policy) and, in any case, in a manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lender with respect thereto; provided, however, that the Servicer need not repossess (or otherwise comparably convert the ownership of) and liquidate the Obligor Collateral securing such a Pledged Receivable if, in the reasonable opinion of the Servicer, the value of such Obligor Collateral does not exceed by more than an insignificant amount the cost to repossess (or otherwise comparably convert the ownership of) and liquidate such Obligor Collateral. The Servicer is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with the standard of care required by Section 6.01, which practices and procedures may include reasonable efforts to realize upon any guaranties, selling the related Obligor Collateral at public or private sale, the submission of claims under an Insurance Policy and other actions by the Servicer in order to realize upon such Pledged Receivable. The foregoing is subject to the provision that, in any case in which the Obligor Collateral shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Obligor Collateral, unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Pledged Receivable by an amount greater than the amount of such expenses. All Liquidation Proceeds shall be remitted directly by the Servicer to the Collection Account without deposit into any intervening account as soon as practicable, but in no event later than one (1) Business Day after identification thereof as Liquidation Proceeds. The Servicer shall pay on behalf of the Borrower any personal property taxes assessed on repossessed Obligor Collateral, and the Servicer shall be entitled to reimbursement of any such tax as a Servicer Advance.
     SECTION 6.04 Insurance Regarding Equipment. (a) At the time of the Pledge of any Receivable hereunder, the Servicer shall require each Obligor to obtain and maintain (or with respect to an Underlying Originator, cause the Underlying Obligor to obtain and maintain) Insurance Policies in accordance with the terms of the Credit and Collection Policy and its customary servicing procedures and shall furnish evidence of such insurance (except if the Equipment or Underlying Equipment relating to such Obligor or Underlying Obligor, as applicable, has an aggregate original cost of $100,000 or less) to the Lender.
          (b) The Servicer may, and upon the request of the Lender shall, sue to enforce or collect upon the Insurance Policies, in its own name (but in its capacity as Servicer), if possible, or as agent of the Borrower and the Lender. If the Servicer elects to commence a legal proceeding to enforce an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the rights of the Borrower and the Lender under such Insurance Policy to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce an Insurance Policy on the grounds that it is not an actual party in interest or a holder entitled to enforce the Insurance Policy, the Borrower shall take such steps as the Servicer deems necessary to enforce such Insurance Policy, including bringing suit in its name.
     SECTION 6.05 Maintenance of Security Interests in Obligor Collateral. (a) The initial Servicer and the Borrower shall take all steps necessary, under all applicable law, in order to (i) cause a valid, subsisting and enforceable first priority perfected security interest to exist in favor of the Collateral Agent in the Borrower’s interests in the Obligor Collateral, all Other Conveyed Property and all Related Security related to each Receivable (and the proceeds thereof) being Pledged hereunder, to secure a Loan on the Borrowing Date thereof including (A) the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Obligor Collateral, Other Conveyed Property and all Related Security and naming the Borrower as debtor and the Collateral Agent as the secured party, (B) filing Obligor Financing Statements against all Obligors purchasing or leasing Obligor Collateral, (C) other than with respect to an Underlying Lease Contract related to Equipment which has an original cost of less than $25,000 if such Underlying Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Underlying Lease Contract is a FMV Contract, causing the filing of UCC-3 assignment statements in the applicable jurisdictions adequately describing the Underlying Originator Loan Collateral being transferred thereunder and naming the applicable Underlying Originator as the assignor and Originator as the assignee, and (D) other than with respect to an Underlying Lease Contract related to Equipment which has an original cost of less than $25,000 if such Underlying Lease Contract is a Dollar Purchase Option Contract or $50,000 if such Underlying Lease Contract is a FMV Contract, causing the filing of UCC-3 assignment statements in the applicable jurisdictions adequately describing the Underlying Originator Loan Collateral being transferred thereunder and naming the applicable Underlying Originator as the assignor and Originator as the assignee (ii) ensure that such security interest is and shall be prior to all other liens upon and security interests in the Borrower’s interests in such Obligor Collateral, Other Conveyed Property and Related Security (and the proceeds thereof) that now exist, or may hereafter arise or be created other than Permitted Liens, and (iii) ensure that immediately prior to the Pledge of such

Receivable by the Borrower to the Collateral Agent, such Obligor Collateral, Other Conveyed Property and Related Security is free and clear of all Adverse Claims other than Permitted Liens; and
          (b) The initial Servicer shall take all steps, as are necessary (subject to Section 6.05(a)), to maintain perfection of the security interest in the Borrower’s interests in the Obligor Collateral, Other Conveyed Property and Related Security related to each Pledged Receivable (and the proceeds thereof) in favor of the Collateral Agent including but not limited to, obtaining the execution by the Borrower and the recording, registering, filing, rerecording, refiling, and reregistering of all security agreements, financing statements and continuation statements as are necessary to maintain and/or perfect such security interests granted by the Borrower and the recordation of the Borrower’s or the applicable Approved Lienholder’s lien on the Certificate of Title for any Vehicle included in such Obligor Collateral, all in accordance with the Titling Requirements. Without limiting the generality of the foregoing, the Borrower and the Lender each hereby authorizes the initial Servicer, and the initial Servicer agrees, to take any and all steps necessary (subject to Section 6.05(a)) to re-perfect the security interest in the Borrower’s interests in any Obligor Collateral (and the Borrower’s interests therein), Other Conveyed Property and Related Security related to each Pledged Receivable (and the proceeds thereof) in favor of the Collateral Agent as may be necessary, due to the relocation of such Obligor Collateral or for any other reason.
     SECTION 6.06 Pledged Receivable Receipts. The Servicer shall make a deposit into the Collection Account in an amount equal to the Collections with respect to any Pledged Receivable received, or made by, or on behalf of it, within one Business Day of such Collections being received, or made by, or on behalf of it.
     SECTION 6.07 No Rights of Withdrawal. Until the Collection Date, the Borrower shall have no rights of direction or withdrawal, with respect to amounts held in the Collection Account or the Lockbox Account, except with respect to funds not related to any Pledged Assets, which were incorrectly deposited into any such account.
     SECTION 6.08 Permitted Investments. The Borrower shall, pursuant to written instruction, direct the Lender’s Bank (and if the Borrower fails to do so, the Lender may, pursuant to written instruction, direct the Lender’s Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, the Lender’s Bank shall invest, or cause the investment of, such funds in Permitted Investments described in clause (v) of the definition thereof. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Remittance Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Securities Intermediary (as defined in the Securities Account Agreement) or its nominee for the benefit of the Lender, and otherwise comply with assumptions of the legal opinion of Thacher Proffitt & Wood LLP, delivered in connection with this Agreement. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account, shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Lender’s Bank or the Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account.
     SECTION 6.09 Servicing Compensation. As compensation for its activities hereunder, the Servicer shall be entitled to be paid the Servicing Fee from the Collection Account as provided in Section 2.04(c). The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor, except with respect to reasonable expenses of the Servicer incurred in connection with the repossession and disposition of any Obligor Collateral (which the Servicer may retain from the proceeds of the disposition of such Obligor Collateral) and any Servicer Advances made by the Servicer pursuant hereto. The Servicing Fee may not be transferred in whole, or in part, except in connection with the transfer of all the Servicer’s responsibilities and obligations under this Agreement. At any time after the occurrence of a Servicer Default and the appointment of the Backup Servicer as the Servicer hereunder, the Backup Servicer shall be entitled to receive an amount, payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to expenses incurred by the Backup Servicer, acting in its capacity as the Servicer, in connection with its obligations under Sections 6.05(a), (b) and (c) hereof (such expenses, the “Active Backup Servicer’s Indemnified Amounts”).

     SECTION 6.10 Reports to the Lender and the Backup Servicer; Account Statements; Servicing Information. (a) The Borrower will deliver to the Lender and each Qualifying Swap Counterparty, (i) on the Program Termination Date, a report identifying the Pledged Receivables (and any information with respect thereto requested by the Lender) on the day immediately preceding the Program Termination Date, and (ii) upon the Lender’s reasonable request and upon reasonable notice, on any other Business Day, a report identifying the Pledged Receivables (and any information with respect thereto, reasonably requested by the Lender) as of such day.
          (b) At least four (4) Business Days prior to each Remittance Date, the Servicer shall prepare and deliver, or have delivered to the Lender and each Qualifying Swap Counterparty, (i) a Monthly Remittance Report and any other information reasonably requested by the Lender, relating to all Pledged Receivables (including, if requested, a Computer Tape or Listing), all information in the Monthly Remittance Report and all other such information to be accurate as of the last day of the immediately preceding Collection Period, and (ii) in an electronic format mutually acceptable to the Servicer and the Lender, all information reasonably requested by the Lender relating to all Pledged Receivables. If any Monthly Remittance Report indicates the existence of a Borrowing Base Deficiency, the Borrower shall, on the date of delivery of such Monthly Remittance Report, prepay to the Lender, for the account of the Lender, a portion of the Loans as is necessary to cure such Borrowing Base Deficiency (or otherwise cure such Borrowing Base Deficiency).
          (c) By no later than 12:00 noon (New York City time) on the third Business Day immediately preceding a Borrowing, the Borrower (or the initial Servicer on its behalf) shall also prepare and deliver to the Lender a Borrowing Base Certificate containing information accurate as of the date of delivery of such Borrowing Base Certificate. If any Borrowing Base Certificate indicates the existence of a Borrowing Base Deficiency, the Borrower shall on the date of delivery of such Borrowing Base Certificate prepay to the Lender, for the account of the Lender, a portion of the Loans or Pledge additional Eligible Receivables, in either case, to the extent necessary to cure such Borrowing Base Deficiency.
          (d) At least four (4) Business Days prior to each Remittance Date (each such day, a “Backup Servicer Delivery Date”), the Servicer shall prepare and deliver, or have delivered, to the Backup Servicer (i) the Monthly Remittance Report in respect of the immediately-preceding Collection Period and (ii) a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing (x) the information with respect to the Pledged Receivables during such Collection Period which was necessary for preparation of such Monthly Remittance Report and (y) any other information which is reasonably requested by the Backup Servicer or the Collateral Agent.
          (e) No later than the second Business Day of each calendar week commencing with the week beginning on November 24, 2008 (each such day, a “Weekly Reporting Date”), the Servicer shall prepare and deliver, or have delivered, to the Collateral Agent and the Backup Servicer a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing any information which is reasonably requested by the Backup Servicer or the Collateral Agent.
          (f) The Borrower shall deliver to the Lender all reports it receives pursuant to the Purchase and Sale Agreement within one Business Day of the receipt thereof.
          (g) Each of the Borrower and the Servicer shall prepare and deliver, or have delivered, to the Lender, the Collateral Agent and the Backup Servicer any information which is reasonably requested by the Backup Servicer, the Lender or the Collateral Agent.
     SECTION 6.11 Statements as to Compliance; Financial Statements. (a) The Servicer shall deliver to the Backup Servicer, the Borrower and the Lender on or before March 31st of each year, beginning with 2007, an Officers’ Certificate stating, as to each signatory thereof, that (x) a review of the activities of the Servicer during the preceding calendar year (or the portion of the preceding calendar year commencing on the date of this Agreement and ending December 31, 2006 in the case of the first such review) and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such calendar year (or portion thereof, as the case may be) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken to cure such default.

          (b) The Servicer (if LEAF Financial or an Affiliate thereof) shall, at its expense, cause a firm of nationally recognized independent certified public accountants acceptable to the Lender (the “Independent Accountants”), who may also render other services to the Servicer, the Backup Servicer or to the Borrower, to deliver to the Borrower and the Lender, on or before March 31st of each year, beginning 2007, with respect to the twelve (12) months ended the immediately preceding December 31, a statement (the “Accountant’s Report”) addressed to the Board of Directors of the Servicer and to the Lender, to the effect that such firm has examined such Borrowing Base Certificates and Monthly Remittance Reports prepared by the Servicer during the twelve (12) months ended the immediately preceding December 31 as it deemed necessary in order to issue the Accountants’ Report and issued its report thereon, and that such examination was made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as such firm considered necessary in the circumstances. The Accountants’ Report shall further state that (i) a review in accordance with agreed upon procedures was made; and (ii) except as disclosed in the Accountant’s Report, no exceptions or errors in the Borrowing Base Certificates and Monthly Remittance Reports examined were found except for (A) such exceptions as the Independent Accountants believe to be immaterial and (B) such other exceptions as shall be set forth in the Accountants’ Report. The Accountants’ Report shall also indicate that the firm is independent of the Borrower and the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.
          (c) As soon as available and no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of the Borrower or Resource America, the Borrower shall deliver to the Lender two copies of:
(i)	a balance sheet of the Borrower and Resource America as of the end of such calendar quarter, setting forth in comparative form the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower or Resource America, as applicable, stating that such balance sheet presents fairly the financial condition of the Borrower or Resource America, as the case may be, and has been prepared in accordance with GAAP consistently applied; and
(ii)	statements of income, stockholders’ equity and cash flow of the Borrower and Resource America for such calendar quarter setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Borrower or Resource America, as applicable, stating that such financial statements present fairly the financial condition and results of operations of the Borrower or Resource America, as the case may be, and have been prepared in accordance with GAAP consistently applied.
          (d) As soon as available and no later than forty-five (45) days after the end of each calendar quarter in each fiscal year of Resource America, LEAF Financial shall deliver to the Lender two copies of:
(i)	a consolidated balance sheet of Resource America and its consolidated subsidiaries (including Originator and Servicer) as of the end of such calendar quarter, setting forth in comparative form the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which such balance sheet shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of Resource America stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and
(ii)	consolidated statements of income, stockholders’ equity and cash flow of Resource America and its consolidated subsidiaries (including Originator and Servicer) for such calendar quarter, in each case, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of Resource America stating that such financial statements present fairly the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied.
          (e) As soon as available and no later than ninety (90) days after the end of each fiscal year of the Borrower or Resource America, LEAF Financial shall deliver to the Lender two copies of:
(i)	a balance sheet of the Borrower and Resource America as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lender stating that such balance sheet presents fairly the financial condition of the Borrower or Resource America, as applicable, and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and
(ii)	statements of income, stockholders’ equity and cash flow of the Borrower and Resource America for such fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lender stating that such financial statements present fairly the financial condition of the Borrower or Resource America, as applicable, and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
          (f) As soon as available and no later than ninety (90) days after the end of each fiscal year of Resource America, LEAF Financial shall deliver to the Lender two copies of:
(i)	a consolidated and consolidating balance sheet of Resource America and its consolidated subsidiaries (including Originator and Servicer) as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lender stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and
(ii)	consolidated and consolidating statements of income, stockholders’ equity and cash flow of Resource America and its consolidated subsidiaries (including Originator) for such fiscal year; in each case setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Lender stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
     SECTION 6.12 Access to Certain Documentation; Obligors; Background Check. (a) The Lender (and its agents or professional advisors) shall at the expense of the Borrower, have the right under this Agreement, once during each calendar quarter until the first anniversary of the date hereof, and semi-annually thereafter, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, financial statements or other information of the Servicer and the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement, provided, that, prior to the occurrence of an Event of Default, the Borrower shall not be responsible for the expenses of the Lender to the extent that such expenses exceed $25,000 in the aggregate in any calendar year. The Lender (and its agents or professional advisors) shall, at the expense of the Borrower and as frequently as the Lender may desire, have the right under this

Agreement after the occurrence and during the continuance of an Event of Default, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records or other information of the Servicer or the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement. The Lender (and its agents and professional advisors) shall coordinate examinations and audits under this Section 6.12(a) in order to minimize expense and inconvenience to the Borrower. The Lender (and its agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Lender may disclose such information if required to do so by law or by any regulatory authority.
          (b) The Lender (and its agents or professional advisors) shall, at its own expense, have the right under this Agreement to contact Pool A Obligors and Pool B Obligors once with respect to any Receivable which is Pledged hereunder to request that each such Obligor verify and confirm by return letter the existence and amount of such Receivable, the type of Equipment leased under or securing the related Contract and such other information as the Lender deems reasonable under the circumstances (each such return letter to be mailed to a post office box established by the Lender). The Servicer and the Borrower hereby agree to cooperate with the Lender (and its agents or professional advisors) in connection with any attempt thereby to contact any such Obligor and shall provide to the Lender such information as is needed in order to facilitate such contact. The Lender (and its agents and professional advisors) shall treat as confidential any information obtained during any such contact with any such Obligor which is not already publicly known or available; provided, however, that the Lender (and its agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.
          (c) The Lender (or its agents and/or third party professional advisors) may, from time to time, cause comprehensive background checks on newly-hired senior management, key employees and principals of each of Resource Capital Corp., the initial Servicer and Originator to be completed by an investigation service acceptable to the Lender, at the Borrower’s expense.
     SECTION 6.13 Backup Servicer. If a Servicer Default shall occur, then the Lender may, by notice to the Servicer, the Borrower and the Backup Servicer, terminate all of the rights and obligations of the Servicer under this Agreement. Upon the delivery to the Servicer of such notice, all authority and power of the Servicer under this Agreement, whether with respect to the Pledged Assets or otherwise, shall pass to and be vested in the Backup Servicer pursuant to and under this Section (unless the Lender shall have appointed a different successor Servicer pursuant to Section 6.01 hereof or the Backup Servicer is unable to act as Servicer and a successor is appointed as provided in the fourth paragraph of this Section 6.13), and, without limitation, the Backup Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer under this Agreement including, without limitation, to make withdrawals from the Security Deposit Account pursuant to Section 2.05 and any Cash Reserve Account pursuant to Section 2.06. The Servicer agrees to cooperate with the Lender and the Backup Servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, providing notification to the Obligors of the assignment of the servicing function, providing notification to the Lender’s Bank of the Backup Servicer’s right to make withdrawals from the Security Deposit Account pursuant to Section 2.05 and any Cash Reserve Account pursuant to Section 2.06, providing the Backup Servicer, at the Servicer’s expense, with all records, in electronic or other form, reasonably requested by the Backup Servicer, in such form as the Backup Servicer may reasonably request and at such times as the Backup Servicer may reasonably request, to enable the Backup Servicer to assume the servicing functions hereunder and the transfer to the Backup Servicer for administration by it of all cash amounts which at the time should be or should have been deposited by the Servicer in the Collection Account or thereafter be received by the Servicer with respect to the Pledged Receivables. Additionally, the Servicer agrees to cooperate in providing, at the Servicer’s expense, the Backup Servicer as successor Servicer, with reasonable access (including at the premises of the Servicer) to Servicer’s employees and any and all books, records or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder. Neither the Lender nor the Backup Servicer shall be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the Servicer to remit any amounts received by it or to deliver any documents held by it with respect to the Pledged Assets. The Backup Servicer (including as successor Servicer) undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.
          The Active Backup Servicer’s Fees and Transition Costs shall be paid out of Collections with respect to any Pledged Receivable as set forth in Section 2.04(c) on and after the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section. The Standby Backup Servicer’s Fees and Transition Costs shall be paid out of Collections with respect to any Pledged Receivable as set forth in Section 2.04(c) prior to the date, if any, that the Backup Servicer assumes the responsibilities of the Servicer pursuant to this Section.
          Any obligations of LEAF Financial under any Transaction Document other than in its capacity as Servicer shall continue in effect notwithstanding LEAF Financial’s termination as Servicer.
          On and after the time the Servicer receives a notice of termination pursuant to this Section 6.13, the Backup Servicer shall be (and the Backup Servicer hereby agrees to be) the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall have all the rights and powers and be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to provide information required by this Section 6.13 shall not be considered a default by the Backup Servicer hereunder; provided, further, however, that the Backup Servicer, as successor Servicer, shall have (i) no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the Backup Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Article IV. Notwithstanding the above, the Lender may, or shall, if the Backup Servicer is unable to so act, appoint itself, or appoint any other established servicing institution acceptable to the Lender in its sole discretion, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Pending appointment of a successor to the Servicer hereunder, and after the Lender notifies the Servicer to discontinue performing servicing functions under this Agreement, the Backup Servicer (or the Lender if there is no Backup Servicer) shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Lender may make such arrangements for the compensation of such successor out of payments on Pledged Receivables as it and such successor shall agree; provided, however, that, except as provided herein, no such compensation shall be in excess of that permitted the Servicer hereunder, unless (i) agreed to by the Lender and (ii) such compensation shall be on commercially competitive terms and rates. The Borrower, the Lender and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The parties hereto agree that in no event will the Backup Servicer be liable for any special, indirect or consequential damages.
          The Backup Servicer hereby agrees that it shall, and shall take all actions necessary so that it shall at all times be ready to, assume all the rights and powers and all of the responsibilities, obligations and duties of the Servicer hereunder, within ten (10) Business Days of receiving from the Lender a notice requesting the Backup Servicer to do so.
          Notwithstanding anything contained in this Agreement to the contrary, absent specific knowledge by any Lyon Financial Services, Inc. account representative assigned to this transaction from time to time, or written notice detailing specific Errors (as defined below) or other deficiencies, Lyon Financial Services, Inc., as successor Servicer, is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Contracts (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and Lyon Financial Services, Inc. shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, commission or incorrect or nonstandard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work

Product and such Errors cause Lyon Financial Services, Inc. to make or continue any errors (collectively, “Continued Errors”), Lyon Financial Services, Inc. shall have no liability for such Continued Errors; provided, however, that Lyon Financial Services, Inc. agrees to use its best efforts to prevent Continued Errors. In the event that Lyon Financial Services, Inc. becomes aware of Errors or Continued Errors, Lyon Financial Services, Inc. shall, with the prior consent of the Lender, use commercially reasonable efforts to reconstruct and reconcile any affected data to correct such Errors and Continued Errors and to prevent future Continued Errors. Lyon Financial Services, Inc. shall be entitled to recover its costs thereby expended as Servicer Advances in accordance with Section 2.04(c) hereof.
          Within four (4) Business Days after each Remittance Date, provided that the Backup Servicer shall have received the information specified in Section 6.10(d) within the time specified therein, the Backup Servicer shall compare the information on the computer tape or diskette (or other means of electronic transmission acceptable to the Backup Servicer) most recently delivered to the Backup Servicer by the Servicer pursuant to Section 6.10(d) with respect to such Remittance Date to the corresponding Monthly Remittance Report delivered to the Backup Servicer by the Servicer pursuant to Section 6.10(d) and shall:
          (a) confirm that such Monthly Remittance Report is complete on its face;
          (b) confirm the distributions to be made on such Remittance Date pursuant to Section 2.04(c) hereof to the extent the Backup Servicer is able to do so given the information provided to it by the Servicer (it being hereby agreed that the Backup Servicer shall promptly notify the Servicer and the Lender if such information is insufficient and that the Servicer shall promptly provide to the Backup Servicer any additional information required by the Backup Servicer);
          (c) confirm the mathematical computations of information in such Monthly Remittance Report; and
          (d) confirm such other information as the Backup Servicer and the Lender may agree.
          In the event of any discrepancy between the information set forth in subparagraphs (b) or (c) above as calculated by the Servicer and that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly report such discrepancy to the Servicer and the Lender. In the event of a discrepancy as described in the preceding sentence, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancy within five (5) Business Days after reporting such discrepancy, but in the absence of a reconciliation, distributions on the related Remittance Date shall be made consistent with the information calculated by the Servicer, the Servicer and the Backup Servicer shall attempt to reconcile such discrepancy prior to the next Remittance Date, and the Servicer shall promptly report to the Lender regarding the progress, if any, which shall have been made in reconciling such discrepancy. If the Backup Servicer and the Servicer are unable to reconcile such discrepancy with respect to such Monthly Remittance Report by the next Remittance Date that falls in April, July, October or January, the Servicer shall cause independent accountants acceptable to the Lender, at the Servicer’s expense, to examine such Monthly Remittance Report and attempt to reconcile such discrepancy at the earliest possible date (and the Servicer shall promptly provide the Lender with a report regarding such event). The effect, if any, of such reconciliation shall be reflected in the Monthly Remittance Report for the next succeeding Remittance Date. The provisions of this paragraph shall be referred to herein as the “Discrepancy Procedure”.
          Other than as specifically set forth in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.
          The Backup Servicer may allow a subservicer to perform any and all of its duties and responsibilities hereunder, including but not limited to its duties as successor Servicer hereunder, should the Backup Servicer become the successor Servicer pursuant to the terms of this Agreement; provided, however, that the Backup Servicer shall remain liable for the performance of all of its duties and obligations hereunder to the same extent as if no such subservicing had occurred.

          In no event shall the Backup Servicer (either prior to or after its appointment hereunder as Servicer) be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God.
          The Backup Servicer may, upon one hundred twenty (120) days’ prior written notice to each of the parties hereto, resign as Backup Servicer. If the Backup Servicer resigns under this Agreement, then the Collateral Agent and the Lender (with the consent of the Servicer if no Program Termination Event or Event of Default has occurred and is then continuing) during such period may appoint a successor backup servicer, whereupon such successor backup servicer shall succeed to the rights, powers and duties of such Backup Servicer, and the term “Backup Servicer”, shall mean such successor backup servicer, effective upon its acceptance of such appointment and its delivery of a duly executed counterpart of this Agreement and an acknowledgment to the Backup Servicer and the other parties hereto, and such former Backup Servicer’s rights, powers and duties as Backup Servicer, shall be terminated (other than the covenant of the Backup Servicer set forth in Section 9.08, which expressly survives termination of this Agreement), without any other or further act or deed on the part of such former Backup Servicer or any of the parties to this Agreement. Such resigning Backup Servicer shall cooperate with the Custodian, the Collateral Agent and the successor backup servicer in order to transfer its rights and obligations as Backup Servicer hereunder to such successor Backup Servicer.
     SECTION 6.14 Additional Remedies of Lender Upon Event of Default. During the continuance of any Event of Default, the Lender, in addition to the rights specified in Section 7.01, shall have the right to take all actions now or hereafter existing at law, in equity or by statute to protect its interests and enforce its rights and remedies (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
     SECTION 6.15 Waiver of Defaults. The Lender may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Lender and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
     SECTION 6.16 Maintenance of Certain Insurance. On the date hereof the Servicer shall obtain, and at all times thereafter during the term of its service as Servicer the Servicer shall maintain, in force an “errors and omissions” insurance policy in an amount not less than $1,000,000 naming the Lender as loss payee and with an insurance company reasonably acceptable to the Lender.
          The Servicer shall deliver a copy of the insurance policy required under this Section 6.16 to the Lender on the date hereof together with a certification from the applicable insurance company that such policy is in force on the date hereof.
          The Servicer shall prepare and present, on behalf of itself and the Lender, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon, the filing of any claim on any policy described in this Section, the Servicer shall promptly notify the Lender of such claim.
     SECTION 6.17 Segregation of Collections. The Servicer shall not commingle funds constituting Collections with respect to any Pledged Receivable with any other funds of the Servicer; provided, that such commingling may occur in the Lockbox Account so long as the Lockbox Intercreditor Agreement is in full force and effect.
     SECTION 6.18 UCC Matters; Protection and Perfection of Pledged Assets. The Borrower will not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this

Section 6.18 after compliance with all terms and conditions of this Section 6.18 related thereto) unless, prior to the effective date of any such jurisdiction change, name change or use, the Borrower notifies the Collateral Agent of such change in writing and delivers to the Collateral Agent such executed financing statements as the Collateral Agent may request to reflect such jurisdiction, name change or use, together with such other documents and instruments as the Collateral Agent may request in connection therewith. The Borrower will not change the location of its chief executive office or the location of its records regarding the Pledged Receivables unless, prior to the effective date of any such change of location, the Borrower notifies the Collateral Agent of such change of location in writing and delivers to the Collateral Agent such executed financing statements as the Collateral Agent may reasonably request to reflect such change of location, together with such Opinions of Counsel, documents and instruments as the Collateral Agent may request in connection therewith. The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request in order to perfect, protect or more fully evidence the Collateral Agent’s interest in the Pledged Assets acquired hereunder, or to enable the Collateral Agent to exercise or enforce any of its respective rights hereunder. Without limiting the generality of the foregoing, the Borrower will, upon the request of the Collateral Agent: (i) execute (if necessary) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Collateral Agent may request, and (ii) mark its master data processing records evidencing such Pledged Receivables with a legend acceptable to the Collateral Agent, evidencing that the Collateral Agent has acquired an interest therein as provided in this Agreement. The Collateral Agent shall be entitled to conclusively rely on the filings or registrations made by or on behalf of the Borrower without any independent investigation and the Borrower’s obligation to make such filings as evidence that such filings have been made. The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pledged Receivables and the Other Conveyed Property and the Related Security related thereto and the proceeds of the foregoing now existing or hereafter arising, without the signature of the Borrower where permitted by law. The Borrower hereby ratifies and authorizes the filing by the Collateral Agent of any such financing statement made prior to the date hereof. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pledged Receivables, or any part thereof, shall be sufficient as a financing statement. The Borrower shall, upon the request of the Collateral Agent at any time after the occurrence of an Event of Default and at the Borrower’s expense, notify the Obligors obligated to pay any Pledged Receivables, or any of them, of the security interest of the Collateral Agent in the Pledged Assets. If the Borrower fails to perform any of its agreements or obligations under this Section 6.18, the Collateral Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower upon the Collateral Agent’s demand therefor. For purposes of enabling the Collateral Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Borrower hereby authorizes the Collateral Agent and its successors and assigns to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all Pledged Receivables, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections with respect to any Pledged Receivable and enforcing such Pledged Receivables and the related Contracts and, if any, the related guarantees.
     SECTION 6.19 Servicer Advances. The Servicer may, in its sole discretion, make an advance in respect of any payment due on a Pledged Receivable (other than a Defaulted Receivable) to the extent such payment has not been received by the Servicer as of its due date and the Servicer reasonably expects such payment will be ultimately recoverable (a “Servicer Advance”). The Servicer shall deposit into the Collection Account in immediately available funds the aggregate of all Servicer Advances to be made during a Fee Period on or prior to the Business Day immediately preceding the related Remittance Date. The Servicer shall be entitled to reimbursement for such Servicer Advances from monies in the Collection Account as provided in Section 2.04(c) hereof.
     SECTION 6.20 Repurchase of Receivables Upon Breach of Covenant or Representation and Warranty by Servicer. The Borrower or the Servicer, as the case may be, shall inform the other parties to this Agreement and the Initial Qualifying Swap Counterparty promptly, in writing, upon the discovery of any breach of the Servicer’s representations, warranties and/or covenants pursuant to Section 4.02, Section 6.05 or Article V; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Servicer hereunder to repurchase any Pledged Receivable. Unless such breach shall have been cured by the last day of the first full calendar month following the discovery by or notice to the Servicer of such breach (and provided that a Borrowing Base Deficiency exists on such last day), the Servicer (if LEAF Financial or an Affiliate thereof) shall have an obligation, and the Borrower shall and the Collateral Agent may, enforce such obligation of the Servicer (if LEAF Financial or an Affiliate thereof), to repurchase any Pledged Receivable materially and adversely affected by such breach. The Borrower shall notify the Collateral Agent promptly, in writing, of any failure by the Servicer to so repurchase any such Pledged Receivable. In consideration of the repurchase of such Pledged Receivable, the Servicer shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such repurchase. The obligations of the Servicer under this Section 6.20 are in addition to, and in no way limit, any obligations of the Servicer in its individual capacity under the Purchase and Sale Agreement. It is understood and agreed that the obligation of the Servicer to purchase any Receivables is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Receivable which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the related Obligor.
     SECTION 6.21 Compliance with Applicable Law. The Servicer and the Borrower shall at all times comply in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) in the conduct of its business.
     SECTION 6.22 Receipt of Certificates of Title. Any Receivable with respect to which the Obligor Collateral includes a Vehicle and for which the Servicer shall not have (i) received a Certificate of Title satisfying the Titling Requirements and (ii) delivered such Certificate of Title to the Custodian within 90 days of the first day of inclusion of such Pledged Receivable in the calculation of the Eligible Receivables Balance, shall no longer be deemed to be an Eligible Receivable and, therefore, shall no longer be included in the calculation of the Eligible Receivables Balance. In the case of any Receivable excluded from the calculation of the Eligible Receivables Balance pursuant to the previous sentence, the Receivable so excluded from the calculation of the Eligible Receivables Balance may at a later time be included in the calculation of the Eligible Receivables Balance, provided, that (i) the Custodian shall have received the Certificate of Title described above with respect to such Receivable from the applicable Registrar of Titles and delivered such Certificate of Title to the Custodian and (ii) such Receivable is otherwise an Eligible Receivable at such time.
     SECTION 6.23 Lender’s Bank Limitation of Liability. (a) The Lender’s Bank undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by the parties hereto that there are no implied duties or obligations under this Agreement. Neither the Lender’s Bank nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages which result from the gross negligence or willful misconduct of it or them. In no event will the Lender’s Bank or any of its officers, directors, employees or agents be liable for any consequential, indirect or special damages.
          (b) The Lender’s Bank shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in connection herewith.
          (c) The Lender’s Bank may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it by any other Person and which in good faith it believes to be genuine and which has been signed by the proper party or parties. The Lender’s Bank may rely on and shall be protected in acting upon the written instructions of any designated officer of the Borrower, the Servicer or the Lender.
          (d) The Lender’s Bank may consult with counsel reasonably satisfactory to it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

          (e) The Lender’s Bank shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers, if the Lender’s Bank believes that repayment of such funds (repaid in accordance with the terms of this Agreement) or adequate indemnity against such risk or liability is not reasonably assured to it.
          (f) The Lender’s Bank shall not be deemed to be a fiduciary of any party hereto.
          (g) The parties hereto agree that in no event will the Lender’s Bank be liable for special, indirect or consequential damages.
ARTICLE VII.
EVENTS OF DEFAULT
     SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:
          (a) the occurrence of any Bankruptcy Event with respect to the Borrower, Owner, Resource America, the Originator or the Servicer; or
          (b) any representation or warranty made or deemed to be made by the Borrower or the Servicer (or any of its officers) under or in connection with this Agreement (or any remittance report or other information or report delivered pursuant hereto) or any other Transaction Document shall prove to be false or incorrect in any respect and shall remain false or incorrect for a period fifteen (15) Business Days after the Servicer or the Borrower become aware, or are notified by the Lender, the Custodian or any other Person, that such representation or warranty is false or incorrect; provided, however, that if any breach described above is cured by the repurchase of Receivables pursuant to Article VI of the Purchase and Sale Agreement or by a repayment hereunder, or repurchase pursuant to Sections 4.03 or 6.20 hereof, such breach shall cease to constitute an Event of Default; or
          (c) (i) the Borrower or the Servicer shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than described in clause (ii) below) in any material respect and such failure remains unremedied for fifteen (15) Business Days or (ii) either the Servicer or the Borrower shall fail to make any payment or deposit to be made by it when due hereunder or under any other Transaction Document and such failure remains unremedied for two (2) Business Days; or
          (d) the Borrower, Owner, the Originator, Resource America or the Servicer shall fail to pay (and such failure remains unremedied for two (2) Business Days) any principal of or premium or interest on any Debt in an amount in excess of $10,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument relating to any Debt of the Borrower, the Owner or the Servicer or any other event, shall occur if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
          (e) the Originator, the Borrower or any of their respective subsidiaries shall have suffered any material adverse change to its business, financial condition or any other condition which, in Lender’s sole discretion, constitutes a material impairment of the Originator or the Borrower’s ability to perform its Obligations; or
          (f) (i) the Collateral Agent shall at any time fail to have a valid, perfected, first priority security interest in any of the Pledged Assets (other than Equipment which has a value of less than (x) $25,000 if such Equipment is leased under Dollar Purchase Option Contracts or (y) $50,000 if such Equipment is leased under FMV Contracts) or (ii) any purchase by the Borrower of a Receivable and the Collections, Related Security and Other Conveyed Property with respect thereto under the Purchase and Sale Agreement shall, for any reason, cease to create in favor of the Borrower a perfected ownership interest in such Receivable and the Collections, Related Security and the Other Conveyed Property with respect thereto; provided, however, that if an event described in the foregoing clause (i) or (ii) is cured by the repurchase of Receivables pursuant to Article VI of the Purchase and Sale

Agreement or by a repayment hereunder or repurchase pursuant to Sections 4.03 or 6.20 hereof, within five Business Days, such event shall cease to constitute an Event of Default; or
          (g) the Borrower or the Servicer shall have suffered any material adverse change to its financial condition or operations which would affect the collectibility of the Pledged Receivables or the Borrower’s or the Servicer’s ability to conduct its business or fulfill its obligations hereunder or under any other Transaction Document; or
          (h) the Servicer’s or the Borrower’s activities are terminated for any reason, including any termination thereof by a regulatory, tax or accounting body; or
          (i) the occurrence of a Change of Control; or
          (j) the Purchase and Sale Agreement or any other Transaction Document or any material provision of any of them shall cease to be in full force and effect and enforceable in accordance with its terms, or the Servicer, the Borrower, or any Affiliate of the Servicer or the Borrower shall so assert in writing; or
          (k) the occurrence of a Servicer Default; or
          (l) (i) the Facility Amount exceeds the lesser of (x) the Borrowing Limit and such event shall remain unremedied for one Business Day or (y) the Borrowing Base and such event shall remain unremedied for two Business Days; (ii) the aggregate Facility Amount hereunder, calculated solely with respect to Loans made with respect to Pool A Receivables, exceeds the Pool A Borrowing Base and such event shall remain unremedied for two Business Days or (iii) the aggregate Facility Amount hereunder, calculated solely with respect to Loans made with respect to Pool B Receivables, exceeds the Pool B Borrowing Base and such event shall remain unremedied for two Business Days; or
          (m) the auditor’s opinion accompanying the audited annual financial statements of the Servicer or the Borrower is qualified in any manner; or
          (n) (i) any Qualifying Interest Rate Swap shall cease to be in full force and effect, (ii) the Borrower or the Servicer fail to comply with any hedging requirement hereunder or (iii) the counterparty under any Qualifying Interest Rate Swap or former or purported Qualifying Interest Rate Swap fails to qualify as a Qualifying Swap Counterparty and does not post cash collateral in a manner satisfactory to the Lender is not replaced by a Qualifying Swap Counterparty within 45 days of such counterparty’s failure to so qualify, (iv) the occurrence of any default by the Borrower or Servicer in the observance or performance of any of the terms or provisions of any Qualifying Interest Rate Swap or (v) any interest rate swap agreement represented by the Borrower or the Servicer to be a Qualifying Interest Rate Swap shall fail to be, or cease to be, a Qualifying Interest Rate Swap; or
          (o) Resource America or the Owner shall, at any time, permit its respective Tangible Net Worth to be less than the applicable Minimum Tangible Net Worth; or
          (p) either (i) the provisions of the Transaction Documents relating to the Backup Servicer or its duties under any of the Transaction Documents cease to be in full force and effect and enforceable in accordance with their terms, or the Backup Servicer shall so assert in writing, (ii) Lyon Financial Services, Inc. or any successor Backup Servicer resigns, is removed by the Lender, or otherwise ceases to act as the Backup Servicer, and such Backup Servicer is not replaced by a new Backup Servicer satisfactory to the Lender within 45 days of such resignation, removal or other event; or
          (q) any occurrence of an event described in clause (ii) of the definition of Other Default; or
          (r) the occurrence of any “Event of Default” or “Program Termination Event” under and as defined in the Netbank Facility;
then the Lender may, by notice to the Borrower and each Qualifying Swap Counterparty, declare the Program Termination Date to have occurred; provided, that, in the case of any event described in Section 7.01(a) above, the

Program Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Receivables from Originator under the Purchase and Sale Agreement, (ii) at the option of the Lender in its sole discretion, the Lender may declare the Loans made to the Borrower hereunder and all interest and all Fees accrued on such Loans and any other Obligations to be immediately due and payable (and the Borrower shall pay such Loans and all such amounts and Obligations immediately), (iii) the Lender, in its sole discretion, may direct the Obligors to make all payments under the Pledged Receivables directly to the Backup Servicer, the Lender or any lockbox or account established by any of such parties. Any Collections received in any such account (or received directly by the Lender) shall be applied to the Obligations in accordance with the priority of payments set forth in Section 2.04(c). In addition, upon any such declaration or upon any such automatic occurrence, the Lender and the Collateral Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. If any Event of Default shall have occurred, the Interest Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default, and shall remain at the Default Funding Rate.
     SECTION 7.02 Additional Remedies of the Lender. (a) If, (i) upon the Lender’s declaration that the Loans made to the Borrower hereunder are immediately due and payable pursuant to Section 7.01 or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Loans, all accrued Fees and interest and any other Obligations are not immediately paid in full, then the Collateral Agent, in addition to all other rights specified hereunder, shall have the right to immediately sell in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Collateral Agent may reasonably deem satisfactory, any or all Pledged Assets and shall apply the proceeds thereof to the Obligations in accordance with the priority of payments set forth in Section 2.04(c).
          (b) The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Pledged Assets may not be liquid. Accordingly, the Collateral Agent may elect, in its sole discretion, the time and manner of liquidating any Pledged Assets, and nothing contained herein shall obligate the Collateral Agent to liquidate any Pledged Assets on the date the Lender declares the Loans made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all Pledged Assets in the same manner or on the same Business Day.
          (c) Any amounts received from any sale or liquidation of the Pledged Assets pursuant to this Section 7.02 in excess of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may otherwise direct.
          (d) Each of the Lender, Collateral Agent and the Initial Qualifying Swap Counterparty shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of any applicable state, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to such Person at law, in equity or under any other agreement between such Person and the Borrower.
          (e) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Program Termination Event or Event of Default.
ARTICLE VIII.
INDEMNIFICATION
     SECTION 8.01 Indemnities by the Borrower. Without limiting any other rights which the Lender, the Collateral Agent, the Backup Servicer (whether in its capacity as Backup Servicer or successor Servicer), the Lender’s Bank, the Custodian, the Initial Qualifying Swap Counterparty or any of their respective Affiliates may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Lender, the Collateral Agent, the Custodian, the Backup Servicer, the Lender’s Bank, the Initial Qualifying Swap Counterparty and each of their respective Affiliates (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement or in respect of any Pledged Assets, excluding, however, (A) Indemnified Amounts to the extent resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party, (B) taxes (including interest and penalties imposed thereon) imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party or (C) Indemnified Amounts to the extent that they are or result from lost profits (other than principal, interest and Fees with respect to the Loans). Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party):
(i)	any Pledged Receivable treated as or represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;
(ii)	reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)	the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any applicable law, rule or regulation with respect to any Pledged Assets, or the nonconformity of any Pledged Assets with any such applicable law, rule or regulation;
(iv)	the failure to vest and maintain vested in the Collateral Agent or to transfer to the Collateral Agent a first priority perfected security interest in the Receivables which are, or are purported to be, Pledged Receivables, together with all related Other Conveyed Property, Collections, Related Security and other Pledged Assets related thereto (including, without limitation, the Borrower’s interest in and to any and all Obligor Collateral with respect to such Receivables), free and clear of any Adverse Claim whether existing at the time of the related Borrowing or at any time thereafter;
(v)	the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount which is less than or equal to the lesser of (x) the Borrowing Limit on such Business Day and (y) the Borrowing Base on such Business Day;
(vi)	the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount, calculated solely with respect to Loans secured by Pool A Receivables, which is less than or equal to the Pool A Borrowing Base;
(vii)	the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount, calculated solely with respect to Loans secured by Pool B Receivables, which is less than or equal to the Pool B Borrowing Base;
(viii)	the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables which are, or are purported to be, Pledged Receivables or the other Pledged Assets related thereto, whether at the time of any Borrowing or at any subsequent time;
(ix)	any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Receivable which is, or is purported to be, a Pledged Receivable (including, without limitation, a defense based on such Receivable (or the Contract evidencing such Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(x)	any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(xi)	the failure of the Borrower to pay when due any taxes payable in connection with the Pledged Receivables or the Pledged Assets related thereto;
(xii)	any repayment by the Lender of any amount previously distributed in payment of Loans or payment of interest or Fees or any other amount due hereunder, in each case which amount the Lender believes in good faith is required to be repaid;
(xiii)	the commingling by the Borrower of Collections of Pledged Receivables at any time with other funds;
(xiv)	any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or the Pledged Assets;
(xv)	any failure by the Borrower to give reasonably equivalent value to Originator in consideration for the transfer by Originator to the Borrower of any Receivable or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
(xvi)	[Reserved];
(xvii)	any failure of the Borrower or any of its agents or representatives to remit to the Collection Account, Collections of Pledged Receivables remitted to the Borrower or any such agent or representative;
(xviii)	any failure on the part of the Borrower duly to observe or perform in any material respect any covenant or agreement under any Qualifying Interest Rate Swap; and/or
(xix)	any Contract related to any Pledged Receivable being rejected by an Obligor under Section 365 of the Bankruptcy Code in the event that a Bankruptcy Event has occurred with respect to such Obligor.
Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Lender on behalf of the applicable Indemnified Party within two (2) Business Days following the Lender’s written demand therefor on behalf of the applicable Indemnified Party (and the Lender shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Lender of such amounts). The Lender, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
          If the Borrower has made any payments in respect of Indemnified Amounts to the Lender, on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.
     SECTION 8.02 Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer (if LEAF Financial or one of its Affiliates) hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, Servicer Indemnified Amounts resulting solely from (A) any gross negligence, bad faith or willful misconduct of any Indemnified Party claiming indemnification hereunder, (B) taxes (including interest and penalties imposed thereon) imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party; (C) Indemnified Amounts to the extent that they are or result from lost profits (other than principal, interest and Fees with respect to the Loans); and (D) Indemnified Amounts to the extent the same includes losses that arise solely due to Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or would constitute recourse to Servicer for such losses:
(i)	the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or Monthly Remittance Report or other report prepared by it hereunder, of any Pledged Receivables which were not Eligible Receivables as of the date of any such computation;
(ii)	reliance on any representation or warranty made by the Servicer (if LEAF Financial or one of its Affiliates) or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or delivered;
(iii)	the failure by the Servicer (if LEAF Financial or any of its Affiliates) to comply with (A) any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, or (B) any applicable law, rule or regulation applicable to it with respect to any Pledged Assets;
(iv)	any action or inaction by the Servicer (if LEAF Financial or one of its Affiliates) that causes the Collateral Agent not to have a first priority perfected security interest in the Receivables that are, or are purported to be, Pledged Receivables, together with all related Other Conveyed Property, Collections, Related Security and other Pledged Assets related thereto (including without limitation, the Borrower’s interest in and to any and all Obligor Collateral with respect to such Receivables), free and clear of any Adverse Claim whether existing at the time of the related Borrowing or any time thereafter;
(v)	the commingling by the Servicer (if LEAF Financial or one of its Affiliates) of the Collections of Pledged Receivables at any time with any other funds;
(vi)	any failure of the Servicer (if LEAF Financial or one of its Affiliates) or any of its agents or representatives (including, without limitation, agents, representatives and employees of the Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, Collections of Pledged Receivables remitted to the Servicer or any such agent or representative;
(vii)	the failure by the Servicer (if LEAF Financial or any of its Affiliates) to perform any of its duties or obligations in accordance with the provisions of this Agreement or errors or omissions related to such duties; and/or
(viii)	notwithstanding whether any Pledged Receivable shall have been repurchased by the Servicer pursuant to Section 6.20, any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article V or Article VI.
          (b) Any Servicer Indemnified Amounts shall be paid by the Servicer (if LEAF Financial or one of its Affiliates) to the Lender, for the benefit of the applicable Indemnified Party, within two (2) Business Days following receipt by the Servicer of the Lender’s written demand therefor (and the Lender shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Lender of such amounts).
          (c) If the Servicer has made any indemnity payments to the Lender, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

          Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.
ARTICLE IX.
MISCELLANEOUS
     SECTION 9.01 Amendments and Waivers. (a) Except as provided in Section 9.01(b), no amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Lender and, to the extent any of their rights or obligations hereunder are adversely affected thereby, the Backup Servicer, the Custodian, the Lender’s Bank, and/or each Qualifying Swap Counterparty, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Backup Servicer and the Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) Notwithstanding the provisions of Section 9.01(a), in the event that there is more than one Lender, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any outstanding Loans, or the interest thereon, (ii) postponing any date for any payment of any Loan, or the interest thereon, (iii) modifying the provisions of this Section 9.01, or (iv) increasing the Borrowing Base or the Borrowing Limit.
     SECTION 9.02 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, communication by facsimile copy or electronic mail) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth on Schedule VI hereto or specified in such party’s Assignment and Acceptance or at such other address (including, without limitation, an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by facsimile copy or electronic mail, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article II shall not be effective until received.
     SECTION 9.03 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 9.04 Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Lender, the Backup Servicer, the Custodian, the Lender’s Bank and their respective successors and permitted assigns. This Agreement and the Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including by way of the sale of participation interests therein) by the Lender and its successors and assigns. None of the Borrower, the Servicer or the Backup Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lender. The parties to each assignment or participation made pursuant to this Section 9.04 shall execute and deliver to the Lender, for its acceptance and recording in its books and records, an assignment and acceptance agreement (an “Assignment and Acceptance”) or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Lender and the Borrower. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording thereof as described in the preceding sentence. The Lender shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04. The Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Pledged Assets furnished to the Lender by or on behalf of the Borrower or the Servicer; provided, however, that the Lender shall not disclose any such information until it has obtained an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to the Lender, the Borrower, the Servicer and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available.
          (b) Whenever the term “Lender” is used herein, it shall mean Morgan Stanley and/or any other Person which shall have executed an Assignment and Acceptance; provided, however, that each such party shall have a pro rata share of the rights and obligations of the Lender hereunder in such percentage amount (the “Commitment Percentage”) as shall be obtained by dividing such party’s commitment to fund Loans hereunder by the total commitment of all parties to fund Loans hereunder. Unless otherwise specified herein, any right at any time of the Lender to enforce any remedy, shall be exercised by the Lender only upon direction by such parties that hold a majority of the Commitment Percentages at such time.
          (c) Subject to Section 9.04(a), each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 9.04 and which does not have any adverse effect on the Borrower, the Originator, the Servicer or any Affiliate thereof.
     SECTION 9.05 Term of This Agreement. This Agreement including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Section 9.08 and Section 9.09 shall be continuing and shall survive any termination of this Agreement.
     SECTION 9.06 GOVERNING LAW; JURY WAIVER; CONSENT TO JURISDICTION. (a) THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE LENDER IN THE PLEDGED RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
          (c) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
     SECTION 9.07 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Backup Servicer (whether in its capacity as Backup Servicer or successor Servicer), the Custodian, the Lender’s Bank, the Lender and its Affiliates under Section 8.01 hereof, the Borrower agrees to pay on demand all reasonable (and reasonably documented) costs and expenses of the Backup Servicer, the Custodian, the Lender’s Bank and the Lender incurred in connection with the preparation, execution or delivery of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith or incurred in connection with any amendment, waiver or modification of this Agreement, any other Transaction Document, and any other documents to be delivered hereunder or thereunder or in connection herewith or therewith that is necessary or requested (and, with respect to the Lender, actually entered into) by any of the Borrower, the Servicer, the Lender or made necessary or desirable as a result of the actions of any regulatory, tax or accounting body affecting the Lender and its Affiliates, or which is related to an Event of Default, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Backup Servicer, the Custodian, the Lender’s Bank and the Lender with respect thereto and with respect to advising the Backup Servicer, the Custodian, the Lender’s Bank and the Lender as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Backup Servicer, the Custodian, the Lender’s Bank or the Lender in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
          (b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender which is specific to this Agreement or the funding or maintenance of Loans hereunder.
          (c) The Borrower shall pay on demand all other costs, expenses and taxes (excluding franchise and income taxes) incurred by the Lender or the Initial Qualifying Swap Counterparty or any shareholder thereof related to this Agreement, any other Transaction Document or any Qualifying Interest Rate Swap or similar interest rate cap agreement (“Other Costs”), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender or the Initial Qualifying Swap Counterparty with respect to (i) advising such Person as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and (ii) the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided, however, that the Borrower shall have no obligation to pay the fees and out-of-pocket expenses of counsel to the Initial Qualifying Swap Counterparty related to the initial negotiation, execution and delivery of any Qualifying Interest Rate Swap.
          (d) Without limiting any other provision hereof, the Borrower shall pay on demand all costs, expenses and fees of the Backup Servicer prior to the occurrence of a Servicer Default and the appointment of the Backup Servicer as Servicer hereunder related to its duties under this Agreement.
          (e) Any Person making a claim under this Section 9.07 shall submit to the Borrower a notice setting forth in reasonable detail the basis for and the computations of the applicable costs, expenses, taxes or similar items.
     SECTION 9.08 No Proceedings. The Servicer, the Backup Servicer, the Custodian, the Lender and the Lender’s Bank each hereby agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event prior to the date that is one year and one day following the Collection Date.
     SECTION 9.09 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Lender as contained in this Agreement or any other agreement, instrument or document entered into by the Borrower or the Lender pursuant hereto or in connection herewith shall be had against any administrator of the Borrower or the Lender or any incorporator, affiliate, stockholder, officer, employee or director of the Borrower or the Lender or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Borrower or the Lender pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 9.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Borrower or the Lender or any incorporator, stockholder, affiliate, officer, employee or director of the Borrower or the Lender or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrower or the Lender contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Borrower or the Lender and each incorporator, stockholder, affiliate, officer, employee or director of the Borrower or the Lender or of any such administrator, or any of them, for breaches by the Borrower or the Lender of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 9.09 shall survive the termination of this Agreement.
     SECTION 9.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.
     SECTION 9.11 Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness of the Borrower for federal income tax purposes.
     SECTION 9.12 Calculation of Performance Triggers. Notwithstanding anything to the contrary herein, Included Repurchased Receivables shall be treated as Pool Receivables for purposes of each calculation of the Annualized Default Rate, Annualized Net Loss Rate, Delinquency Rate, Pool A Annualized Net Loss Rate and the Pool B Annualized Net Loss Rate required to be made hereunder (but for no other purpose).
ARTICLE X.
THE COLLATERAL AGENT
     SECTION 10.01 No Implied Duties. The Collateral Agent shall be obligated to perform only the duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Collateral Agent.
     SECTION 10.02 Limits on Liability. The Collateral Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law made, taken or omitted to be made or taken by it in accordance with this Agreement and the other Transaction Documents (including acts, omissions, errors or mistakes with respect to the Collateral), except for those arising out of or in connection with the Collateral Agent’s gross negligence or willful misconduct. The Collateral Agent may consult with counsel, accountants and other experts, and any opinion or advice of any such counsel, any such accountant and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by the Collateral Agent hereunder in accordance therewith. The Collateral Agent shall have the right at any time to seek instructions concerning the administration of the Pledged Assets from any court of competent jurisdiction. The Collateral Agent may conclusively rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reasonable reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. Absent its gross negligence or willful misconduct, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement and the other Transaction Documents, if any.

     SECTION 10.03 Acknowledgement. The Lender hereby acknowledges and agrees that its rights and obligations as “Lender” under the Collection Account Agreement, Security Deposit Account Agreement and each Cash Reserve Account Agreement are being held in its capacity as Collateral Agent for the benefit of the Secured Parties.
[Signature page to follow.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	RESOURCE CAPITAL FUNDING II, LLC
	By:	/s/ Miles Herman
		Name:	Miles Herman
		Title:	Vice President, Equipment Leasing

THE SERVICER:	LEAF FINANCIAL CORPORATION
	By:	/s/ Miles Herman
		Name:	Miles Herman
		Title:	President/COO

THE LENDER:	MORGAN STANLEY BANK
	By:	/s/ Andrew J. Coon
		Name:	Andrew J. Coon
		Title:	Authorized Signatory

THE CUSTODIAN AND THE LENDER'S BANK:	U.S. BANK NATIONAL ASSOCIATION
	By:	/s/ Diane L. Reynolds
		Name:	Diane L. Reynolds
		Title:	Vice President

THE BACKUP SERVICER	LYON FINANCIAL SERVICES, INC. (D/B/A U.S. BANK PORTFOLIO SERVICES)
	By:	/s/ Jane Fox
		Name:	Jane Fox
		Title:	Vice President